Exhibit 10.2

PARAGON CENTRE

MASTER LEASE AGREEMENT

BY AND BETWEEN

PARAGON CENTRE HOLDINGS, LLC, AS LANDLORD

AND

TEXAS ROADHOUSE HOLDINGS LLC, AS TENANT

OCTOBER 26, 2018

PARAGON CENTRE MASTER LEASE AGREEMENT

THIS PARAGON CENTRE MASTER LEASE AGREEMENT (this “Lease”) is made and entered into as of the 26th day of October, 2018, by and between PARAGON CENTRE HOLDINGS, LLC, a Kentucky limited liability company (“Landlord”), whose address is 6060 Dutchmans Lane, Suite 110, Louisville, Kentucky 40205, and TEXAS ROADHOUSE HOLDINGS LLC, a Kentucky limited liability company (“Tenant”), having an address of 6040 Dutchmans Lane,  Louisville, Kentucky 40205, Attention:  Legal Department.

RECITALS:

A           Landlord owns certain real property and improvements commonly known as Paragon Centre, consisting of two buildings referred to as One Paragon Centre and Two Paragon Centre.

B.          Tenant leases the majority of One Paragon Centre and all of Two Paragon Centre from Landlord pursuant to those certain Lease Agreements described on Exhibit B attached hereto and incorporated herein (the “Existing Leases”).

C.          Landlord and Tenant desire to replace the Existing Leases in their entirety with this Lease in order to (i) lease all of One Paragon Centre and Two Paragon Centre to Tenant (subject, however, to the Subleases (as defined below)), and (ii) provide for the expansion of the Project with the Connector Building (as hereinafter defined), all as more particularly set forth below.

D.          Immediately following the execution of this Lease, Tenant shall assign this Lease to Texas Roadhouse, Inc., a Delaware corporation (“TRI”), which is a publicly traded corporation and parent company for Tenant, pursuant to an assignment of lease agreement in the form of Exhibit G attached hereto and made a part hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

ARTICLE I.

BASIC LEASE PROVISIONS

As of the Commencement Date (as hereinafter defined), this Lease shall be a replacement for and shall operate to terminate the Existing Leases as more particularly set forth in Section 11.2 below.  From and after the Commencement Date, Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the Premises described below, subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated. For purposes of this Lease, the following terms shall have the meanings ascribed to them below:

“Building”  shall mean, collectively, One Paragon Centre and Two Paragon Centre.

“Commencement Date”  shall be October 26, 2018.

“Connector Building” shall mean that approximately 4,750 square foot structure situated upon the Land between One Paragon Centre and Two Paragon Centre to be constructed by Tenant in accordance with the terms and conditions of this Lease,  as the same may from time to time hereafter be expanded or modified in accordance with and subject to the terms and conditions of this Lease.

“Land” shall mean that certain tract of land situated in Jefferson County, Kentucky, and more particularly described on Exhibit A attached hereto and hereby made a part hereof.

“Lease Year” shall mean each consecutive twelve (12) month period during the Term commencing with the Commencement Date.

“One Paragon Centre”  shall mean the approximately 62,148 square foot structure situated upon the Land commonly known as One Paragon Centre located at 6060 Dutchmans Lane, Louisville, Jefferson County, Kentucky 40205, as the same currently exists or as it may from time to time hereafter be expanded or modified.

“Project” shall mean the Building, the Connector Building, the Land, the parking area serving the Building, all other improvements situated on the Land or directly benefiting the Building, and all additional facilities or improvements directly benefiting the Building that may be constructed in subsequent years.

“Term” shall mean one hundred eighty (180) months beginning on the Commencement Date.

“Two Paragon Centre”  shall mean the approximately 65,918 square foot structure situated upon the Land commonly known as Two Paragon Centre located at 6040 Dutchmans Lane, Louisville, Jefferson County, Kentucky 40205, as the same currently exists or as it may from time to time hereafter be expanded or modified.

ARTICLE II.

Section 2.1         Premises.  The Premises demised by this Lease are the Building (collectively, the “Premises”), together with the nonexclusive use of the common areas of the Project.

Section 2.2         Term.  The Term of this Lease shall begin on the Commencement Date and shall continue in full force and effect for the Term of this Lease unless extended or sooner terminated in accordance with the provisions of this Lease.

Section 2.3         Use.  The Premises are to be used only for general office purposes and for no other business or purpose without the prior written consent of Landlord; provided, however, subject to Tenant’s compliance with all applicable laws, rules and regulations, the Connector Building may also include a restaurant for use by Tenant and its employees, contractors, invitees and licensees  without Landlord’s consent.  No act shall be done in or about the Premises that is unlawful.  In the event of a breach of this covenant, promptly following Tenant’s actual notice of such breach, Tenant shall cease the performance of such unlawful act. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance or other act or thing which disturbs the quiet enjoyment of any other tenant in the Building. Tenant shall not, without Landlord’s prior consent (such consent shall not be unreasonably withheld, conditioned or delayed), install any equipment, machine, device, tank or vessel which is subject to any federal, state or local permitting requirement. Tenant, at its expense, shall comply with all laws, statutes, ordinances and governmental rules, regulations or requirements governing the installation, operation and removal of any such equipment, machine, device, tank or vessel. Tenant, at its expense, shall comply with all laws, statutes, ordinances, governmental rules, regulations or requirements, and the provisions of any recorded documents now existing or hereafter in effect relating to its use, operation or occupancy of the Premises and shall observe such reasonable rules and regulations as may be adopted and made available to Tenant by Landlord from time to time for the safety, care and cleanliness of the Premises or the Project and for the preservation of good order therein. The current rules and regulations for the Building are attached hereto and incorporated herein as Exhibit C.  Without limiting the foregoing, Tenant agrees to be wholly responsible at Tenant’s sole cost and expense for any accommodations or alterations which need to be made to the Premises to comply with the provisions of the Americans With Disabilities Act of 1990, as amended.

ARTICLE III.

Section 3.1         Rental Payments.

(a)          Base Rent. Commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant shall pay the Base Rent described in this paragraph, which is due and payable each Lease Year during the Term hereof in twelve (12) equal installments on the first (1st) day of each calendar month during the Term, and Tenant shall make such installments to Landlord at Landlord’s address specified in this Lease (or such other address as may be designated by Landlord from time to time in writing) monthly in advance. Base Rent during the Term shall be as follows:

Lease	Base Rent	Base Rent
Months	Annually	Monthly
1-12	$1,674,384.63	$139,532.05
13-24	$1,724,616.17	$143,718.01
25-36	$1,776,354.65	$148029.55
37-48	$1,829,645.29	$152,470.44
49-60	$1,884,534.65	$157,044.55
61-72	$1,941,070.69	$161,755.89
73-84	$1,999,302.81	$166,608.57
85-96	$2,059,281.90	$171,606.82
97-108	$2,121,060.35	$176,755.03
109-120	$2,184,692.16	$182,057.68
121-132	$2,250,232.93	$187,519.41
133-144	$2,317,739.92	$193,144.99
145-156	$2,387,272.11	$198,939.34
157-168	$2,458,890.28	$204,907.52
169-180	$2,532,656.99	$211,054.75

(b)         Partial Month.  If the Commencement Date is other than the first (1st) day of a calendar month or if this Lease expires or terminates on a day other than the last day of a calendar month, then the installments of Base Rent for such month or months shall be prorated based upon multiplying the applicable Base Rent by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the number of days in such month.

(c)          Payment; Late Charge; Past Due Rate. Base Rent, Additional Rent (as hereinafter defined), and any and all other payments which Tenant is obligated to make to Landlord under this Lease shall constitute and are sometimes hereinafter collectively referred to as “Rent”.  Tenant shall pay all Rent and other sums of money as shall become due from and payable by Tenant to Landlord in lawful money of the United States of America at the times and in the manner provided in this Lease, without demand, deduction, abatement, setoff, counterclaim or prior notice (except as otherwise expressly set forth in this Lease). Tenant hereby acknowledges that late payment to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent due from Tenant is not received on or before the tenth (10th) day following the due date more than twice during any twelve (12) consecutive calendar month period, then Tenant shall pay to Landlord promptly upon Landlord’s written demand therefor a late charge in an amount equal to five percent (5%) of such overdue amount. Additionally, all Rent under this Lease shall bear interest from the date due until paid at the lesser of eighteen percent (18%) or the maximum nonusurious rate of interest then permitted by the applicable laws of the state in which the Building is located or the United States of America, whichever shall permit the higher nonusurious rate, such interest being in addition to and cumulative of any other rights and remedies which Landlord may have with regard to the failure of Tenant to make any such payments under this Lease.

Section 3.2         Additional Rent.

(a)          Definitions:

(i)          “Operating Expenses” means the following expenses, costs and disbursements relating to or incurred or paid by Landlord in connection with the ownership and operation of the Project, computed on an accrual basis in accordance with generally accepted accounting principles consistently applied:

(A)    the cost of all utilities for the Project (excluding those costs billed by the utility provider to Tenant for the Premises);

(B)    the costs incurred by Landlord to fulfill its obligations with respect to the exterior façade and roof of the Building (including the Connector Building) pursuant to Section 6.3 below;

(C)    the cost of all insurance maintained by Landlord relating to the Project, including, but not limited to, the cost of property insurance, casualty, rental loss and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith and the cost of deductibles paid on claims made by Landlord; and

(D)    a property management fee for the Project in the amount of three percent (3%) of the Annual Base Rent hereunder.

(ii)         “Tenant's Pro Rata Share”  means one hundred percent (100%).

(b)          Payment by Tenant.  Tenant agrees to pay Landlord, as additional rent (the “Additional Rent”), Tenant's Pro Rata Share of the Operating Expenses.

(c)          Manner of Payment.

(i)          Tenant shall pay to Landlord, without any abatement, diminution, offset or deduction (except as otherwise expressly set forth in this Lease), Tenant’s Pro Rata Share of Operating Expenses in monthly installments, beginning on the Commencement Date and on or before the first day of each calendar month thereafter during the Term, in an amount equal to one-twelfth (1/12th) of the annual amount of Tenant’s Pro Rata Share of Operating Expenses as estimated by Landlord from time to time. If for any reason the estimate is not given before the calendar year begins, Tenant shall continue to pay on the basis of the previous year’s estimate, if any, until the effective date of a new estimate from Landlord.

(ii)         Within one hundred twenty (120) days after each calendar year ends, or as soon thereafter as reasonably practical, Landlord shall give Tenant a statement (the “Statement”) showing the: (A) actual Operating Expenses for the preceding calendar year; (B) the amount of Tenant’s Pro Rata Share of the Operating Expenses; (C) the amount paid by Tenant during such calendar year towards the Operating Expenses; and (D) the amount Tenant owes towards the Operating Expenses or the amount Landlord owes as a refund. Delay by Landlord in providing to Tenant any Statement shall not relieve Tenant from the obligation to pay Tenant’s Pro Rata Share of Operating Expenses upon the rendering of such Statements.

(iii)        If the Statement shows that the actual amount Tenant owes for the calendar year is less than any estimated Operating Expenses paid by Tenant during such period, Landlord shall return the difference (the “Overpayment”). If the Statement shows that the actual amount Tenant owes is more than any estimated Operating Expenses paid by Tenant during such period, Tenant shall pay the difference (the “Underpayment”).  The Overpayment or Underpayment shall be paid within thirty (30) days after the Statement is delivered to Tenant.

(iv)        During any calendar year in which this Lease is not in effect for the entire calendar year, unless it was ended due to Tenant’s default hereunder beyond any applicable notice and cure period, Tenant’s obligation for Additional Rent for such partial calendar year shall be prorated by multiplying the Additional Rent for the calendar year by a fraction expressed as a percentage, the numerator of which is the number of days of such calendar year included in the Term and the denominator of which is three hundred sixty-five (365).

(d)         Right to Audit. In the event that within ninety (90) days after Tenant’s receipt of the Statement for the prior calendar year, Tenant reasonably believes that certain of the Operating Expenses charged by Landlord include costs that are not properly included within the term “Operating Expenses” or that Landlord has erred in calculating same, Tenant shall have the right to audit Landlord’s books and records in accordance with this paragraph. Tenant shall exercise such audit right by providing Landlord with a written notice of Tenant’s exercise of such audit right within such ninety (90)  day period and a statement enumerating reasonably detailed reasons for Tenant’s objections to the Statement issued by Landlord (the “Audit Notice”). Upon the receipt by Landlord of an Audit Notice, Landlord shall instruct its property manager to meet with a designated employee of Tenant (the “Tenant Representative”) to discuss the objections set forth in the Audit Notice. Landlord shall provide the Tenant Representative with reasonable access to Landlord’s books and records relating to Operating Expenses for the calendar year in question in order to attempt to resolve the issues raised by Tenant in the Audit Notice. If, within ninety (90) days after Landlord's receipt of the Audit Notice, Landlord and Tenant are unable to resolve Tenant's objections, then not later than thirty (30) days after the expiration of such ninety (90) day period, Tenant shall notify Landlord if Tenant wishes to employ an independent, reputable certified public accounting firm charging for its services on an hourly rate (and not a contingent fee) basis (“Acceptable Accountants”) to inspect and audit Landlord’s books and records relating to the objections raised in Tenant's statement. Such audit shall be limited to a determination of whether or not Landlord calculated the Operating Expenses in accordance with the terms and conditions of this Lease and normal and customary accounting methods used by owners of similar buildings in the area for calculating Tenant's Additional Rent. All costs and expenses of any such audit shall be paid by Tenant. Any audit performed pursuant to the terms of this section shall be conducted only by the Acceptable Accountants at the offices of Landlord's property manager. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its audit right pursuant to this section only in strict accordance with the foregoing procedures no more often than once per calendar year and each such audit shall relate only to the calendar year most recently ended. In the event that Tenant fails to notify Landlord within the foregoing ninety (90) day period that Tenant objects to the Statement, then Tenant’s right to audit such year’s Statement shall be null and void.

Section 3.3         Real Estate Taxes.   For the purposes of this Lease, the term “Real Estate Taxes” shall mean all taxes, assessments and governmental charges, whether federal, state, county or municipal and whether they are imposed by taxing districts or authorities currently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments, assessed against or attributable to the Project or its operation.  From and after the Commencement Date, Tenant shall timely pay, as Additional Rent, directly to the taxing authorities, all Real Estate Taxes applicable to the Project and all improvements located thereon for any tax period which includes any part of the Term.  Notwithstanding the foregoing, if Landlord’s mortgagee requires Landlord to make monthly deposits for Real Estate Taxes, then Tenant shall pay to Landlord monthly, as Additional Rent, an amount determined from time to time by Landlord’s mortgagee to be sufficient to accumulate adequate funds to pay taxes and assessments levied against the Project at least sixty (60) days prior to their respective due dates (and any deficiency in such payments shall be paid by Tenant to Landlord within ten (10) days following written demand), and Landlord shall cause its mortgagee to pay such Real Estate Taxes from Tenant’s deposits.  Any communications or bills received by Landlord regarding Real Estate Taxes which are applicable to Project shall be promptly furnished to Tenant for review, and Landlord shall cooperate in any attempts by Tenant to have such communications or bills issued directly to Tenant.  Upon written request from Landlord, Tenant shall furnish Landlord with evidence in reasonable detail of its timely payment of Real Estate Taxes.  If at the beginning or end of the Term of this Lease shall be in effect for less than a full tax period, Tenant’s share of Real Estate Taxes for that tax period shall be prorated based on the number of days this Lease shall be in effect during such tax period, with Landlord to pay the portion thereof applicable to the period before the Commencement Date (subject, however, to Tenant’s obligations under the Existing Leases) and after the expiration of the Term, respectively.  If a partial tax period occurs at the end of the Term of this Lease, the adjustment referred to above shall occur at the end of the Term or, if necessary, as soon thereafter as accurate information as to the Real Estate Taxes for the tax period is known.  Tenant shall have the right, at its sole cost and expense, to contest by appropriate proceedings any real estate tax assessment against the Project so long as Tenant (1) shall contest, with due diligence and in good faith, such assessment by appropriate proceedings which shall operate during the pendency thereof to prevent (i) the collection of, or other realization upon, the tax, assessment or charge or imposition so contested, (ii) the sale, forfeiture or loss of the Project or any part thereof, and (iii) any intereference with the use of occupancy of the Project or any part thereof, and (2) shall give such reasonable security to Landlord and/or its mortgagee as may be demanded by Landlord or its mortgagee to insure compliance with the foregoing.

ARTICLE IV.

Section 4.1         Utilities.  Tenant shall pay directly to all service providers when due all fees, deposits and charges for water, gas, electricity, sewer rentals or service charges, telephone service, cable service, and any other utilities servicing the Premises, including but not limited to security deposits, use and/or connection fees, impact fees, tap fees, capacity fees, hook-up fees and/or standby fees and any other utility charges incurred with respect to the Premises during the Term.

Section 4.2         Keys and Locks.  Landlord and Tenant agree to cooperate with each other (at Tenant’s sole cost and expense) in connection with the use and installation of Tenant’s corporate security card system serving the Building and the Connector Building.  Upon termination or expiration of this Lease or a termination of possession of the Premises by Tenant, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Premises, the corporate security card system serving the Building and all passcodes related thereto.

ARTICLE V

Section 5.1         Occupancy of Premises.  Tenant shall throughout the Term of this Lease, at its own expense, maintain the Premises and all improvements thereon in the manner required herein and keep them free from waste, damage or nuisance, and shall deliver up the Premises in a clean and sanitary condition at the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises by Tenant, in good repair and condition, reasonable wear and tear, casualty and condemnation excepted. In the event Tenant should neglect to maintain and/or return the Premises in such manner and such failure continues for thirty (30) days following written notice from Landlord (except upon termination or expiration of this Lease, in which case notice shall not be required), Landlord shall have the right, but not the obligation, to cause repairs or corrections to be made, and any reasonable costs therefor shall be payable by Tenant to Landlord within thirty (30) days of demand therefor by Landlord (which demand shall include reasonable supporting documentation substantiating the cost of the same). Upon the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises by Tenant, Landlord shall have the right to reenter and resume possession of the Premises. No act or thing done by Landlord or any of Landlord’s agents (hereinafter defined) during the Term of the Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and executed by Landlord. Tenant shall notify Landlord at least fifteen (15) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises.

Section 5.2         Entry for Repairs and Inspection.  Tenant shall permit Landlord and its agents to enter the Premises at all reasonable times and upon prior reasonable notice (except in the event of an emergency) to inspect the same; to show the Premises to prospective tenants (within six (6) months of the expiration of the term of this Lease), or interested parties such as prospective lenders and purchasers; to exercise its rights under this Lease; to discharge Tenant’s obligations when Tenant has failed to do so within the time required under this Lease; and to post notices of nonresponsibility and similar notices. Tenant shall permit Landlord and its agents to enter the Premises at any time in the event of an emergency. When reasonably necessary, Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure.   In connection with Landlord’s entry into the Premises in accordance with this Section 5.2, Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business from the Premises.

Section 5.3           Hazardous Materials.

(a)          As used in this Lease, the term “Hazardous Materials” shall mean and include any substance that is or contains petroleum, asbestos, polychlorinated biphenyls, lead, or any other substance, material or waste which is now or is hereafter classified or considered to be hazardous or toxic under any federal, state or local law, rule, regulation or ordinance relating to pollution or the protection or regulation of human health, natural resources or the environment (collectively “Environmental Laws”) or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent property.

(b)         Tenant agrees that during its use and occupancy of the Premises it will not permit Hazardous Materials to be present on or about the Premises except in a manner and quantity necessary for the ordinary performance of Tenant’s business and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.

(c)          If Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the property in which the Premises are located, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with and to the extent required by the requirements of (i) all Environmental Laws and (ii) any governmental agency or authority responsible for the enforcement of any Environmental Laws. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems reasonably necessary to protect the value of the Premises or the property in which the Premises are located to the extent Tenant fails to perform the necessary work within thirty (30) days following written notice from Landlord. All reasonable costs and expenses actually incurred by Landlord in the exercise of such right shall be payable by Tenant within thirty (30) days following written demand (which demand shall include reasonable supporting documentation substantiating the cost of the same).

(d)         Upon reasonable notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(e)          Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of debris, waste or Hazardous Materials placed on or about the Premises by Tenant or its agents, employees or contractors, and in a condition, which complies with all Environmental Laws.

(f)          Tenant agrees to indemnify and hold harmless Landlord from and against any and all claims, losses, liabilities and expenses (including reasonable attorney’s fees) sustained by Landlord attributable to (i) any Hazardous Materials placed on or about the Premises by Tenant or its agents, employees, contractors or invitees or (ii) Tenant’s breach of any provision of this Section.

(g)         The provisions of this Section shall survive the expiration or earlier termination of this Lease.

(h)         Landlord hereby represents and warrants to Tenant that, to the best of its knowledge without any level or degree of inquiry, diligence or investigation, the Project is free from Hazardous Materials in violation of Environmental Laws, and Landlord has not received written notice of any violation of Environmental Laws pertaining to the Project.  If Landlord or Tenant become aware of the presence of any Hazardous Materials in or under the Premises and such presence is due to the acts, omissions or negligence of Landlord or Landlord’s agents, employees, servants, or contractors, then Landlord, at Landlord’s cost, shall be responsible for any remediation, removal and disposal of said condition that is required by Environmental Laws, and shall defend, indemnify and hold Tenant harmless from and against any and all claims, costs, expenses or liability to the extent resulting therefrom.  If Landlord has failed to complete any such required investigation, monitoring, clean up, removal, restoration, remedial response or remedial work within thirty (30) days after receipt of written notice from Tenant of the need for such investigation, monitoring, clean up, removal, restoration, remedial response or remedial work, Tenant may complete such work and deduct the reasonable cost thereof from any Base Rent due; provided, however, that if such work cannot be reasonably completed within thirty (30) days, then Landlord shall have an additional reasonable period of time within which to perform such work so long as Landlord commenced the performance of such work promptly upon receipt of Tenant’s notice (but in no event later than thirty (30) days thereafter) and diligently prosecutes completion of such work.

ARTICLE VI.

Section 6.1         Leasehold Improvements.

(a)          Acceptance of Premises.  Tenant has made a complete inspection of the Premises and shall accept the Premises and the Project in their “AS IS,” “WHERE IS,” and “WITH ALL FAULTS” condition on the Commencement Date without recourse to Landlord. Except as expressly provided in this Lease, Landlord shall have no obligation to furnish, equip or improve the Premises or the Project. The taking of possession of the Premises by Tenant shall be conclusive evidence against Tenant that (i) Tenant accepts the Premises and the Project as being suitable for its intended purpose and in a good and satisfactory condition, (ii) acknowledges that the Premises and the Project comply fully with Landlord’s covenants and obligations under this Lease and (iii) waives any defects in the Premises and its appurtenances and in all other parts of the Project.

(b)         Improvements and Alterations.   During the Term of this Lease, Tenant shall at all times and without Landlord’s prior consent have the sole and exclusive right to make any interior, non‑structural, non-MEP (mechanical, electrical, plumbing) alterations (decorative or cosmetic in nature) in and to the Premises that Tenant deems advisable and which do not affect the structural components of the Building.   All other modifications and/or alterations to the Building and/or the Project shall require Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  In connection with any alterations requiring Landlord’s approval, Landlord shall have written approval rights over Tenant’s contractor(s) and of the plans, working drawings and specifications relating thereto. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any alterations, improvements, modifications or additions to the Premises or the Project requiring Landlord’s approval shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or alterations, improvements, modifications or additions to which they relate, for any use, purpose or conditions, but such approval shall merely be the consent of Landlord as required hereunder.  Any and all furnishing, equipping and improving of or other alteration and addition to the Premises shall be: (A) made at Tenant’s sole cost, risk and expense, and Tenant shall pay for Landlord’s actual costs incurred in connection with and as a result of such alterations or additions; (B) performed in a prompt, good and workmanlike manner with labor and materials of such quality as Landlord may reasonably require; (C) constructed in accordance with all plans and specifications approved in writing by Landlord prior to the commencement of any such work to the extent Landlord’s approval is required under this Section 6.1(b); (D) prosecuted diligently and continuously to completion so as to minimize interference with the normal business operations of other tenants in the Building, the performance of Landlord’s obligations under this Lease or any mortgage or ground lease covering or affecting all or any part of the Building or the Land and any work being done by contractors engaged by Landlord with respect to or in connection with the Building; and (E) performed by contractors approved in writing by Landlord (such approval not be unreasonably withheld, conditioned or delayed) only to the extent Landlord has approval rights regarding such alterations.  Tenant shall have no (and hereby waives all) rights to payment or compensation for any such item. Tenant shall notify Landlord upon completion of such alterations, improvements, modifications or additions and Landlord shall inspect same for workmanship and compliance with the approved plans and specifications. Tenant and its contractors shall comply with all reasonable requirements Landlord may impose on Tenant or its contractors with respect to such work (including but not limited to, insurance, indemnity and bonding requirements). Tenant shall not place safes, vaults, filing cabinets or systems, libraries or other heavy furniture or equipment within the Premises without Landlord’s prior written consent.

(c)          Title to Alterations.  All alterations, physical additions, modifications or improvements in or to the Premises (including fixtures and the Connector Building) shall, when made, be the sole property of Tenant, and shall become the property of Landlord and shall be surrendered to Landlord upon termination or expiration of this Lease or termination of Tenant’s right to occupy the Premises, whether by lapse of time or otherwise, without any payment, reimbursement or compensation therefor.   At all times, Tenant shall retain title to and shall remove from the Premises movable equipment or furniture owned by Tenant and Tenant shall repair any damage caused thereby.

(d)         Personal Property Taxes; Sales, Use and Excise Taxes. Tenant shall be responsible for and shall pay ad valorem taxes and other taxes, assessments or charges levied upon or applicable to Tenant’s personal property, the value of Tenant’s leasehold improvements in the Premises (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the taxes assessed on the Project to give effect to this Section 6.1(d)) and all license fees and other fees or charges imposed on the business conducted by Tenant on the Premises before such taxes, assessments, charges or fees become delinquent. Tenant shall also pay to Landlord with all Rent due and owing under this Lease an amount equal to any sales, rental, excise and use taxes levied, imposed or assessed by the State or any political subdivision thereof or other taxing authority upon any amounts classified as rent.

Section 6.2         Connector Building.

(a)          Consent to Connector Building.  Subject to Tenant’s compliance with this Section 6.2, Landlord hereby consents and Tenant is hereby granted the right, subject to all building codes and other applicable government requirements and to the terms and provisions of this Lease, to construct a connector building (the “Connector Building”) between One Paragon Centre and Two Paragon Centre as generally shown on Exhibit D attached hereto and incorporated herein.

(b)         Plans.  Prior to commencing any physical work with regard to the construction of the Connector Building, Tenant shall prepare and submit to Landlord construction plans and specifications for the building, utility and site improvements to be constructed or modified by Tenant in connection with the Connector Building for approval by Landlord and its mortgagee (the “Mortgagee”), such approval not to be unreasonably withheld, conditioned or delayed.  All such plans and specifications shall be prepared by or for Tenant at its sole cost and expense.  Landlord shall furnish to Tenant its written approval or detailed reasons for its disapproval.  Should Landlord or Mortgagee disapprove the plans and specifications, Tenant may submit revisions to Landlord for approval or elect not to proceed with the construction of the Connector Building.  The plans and specifications approved by Landlord and Mortageee shall be referred to herein as the “Plans”.  Approval of the Plans or any aspect thereof by Landlord and/or Mortgagee shall not constitute a representation or warranty of the workmanship or materials used or to be used in the Connector Building work, the structural or engineering design set forth in the Plans, or compliance of the Plans (or the improvements to be constructed pursuant thereto) with any applicable laws. There shall be no change in the approved Plans without the prior written consent of Landlord.  If, during the course of the cosntruction of the Connector Building, Tenant desires to make any change in the Plans, such change shall be submitted in writing to Landlord and its mortgagee for approval prior to making such change.  Any changes approved by Landlord shall be deemed incorporated into and made a part of the Plans for purposes of this Agreement.   Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that Landlord and the Mortgagee have approved the Plans for the initial construction of the Connector Building as of the Effective Date.  Tenant shall also deliver to Landlord and Mortgagee such additional documentation as may now or during or in connection with construction of the Connector Building be reasonably required by Mortgagee’s Legal Department.

(c)          Commencement of Construction.  Tenant shall commence construction promptly after securing the necessary building permits and governmental approvals and shall diligently pursue the construction of the Connector Building to completion, subject to delays caused by force majeure, labor shortages, shortages in material, inability to secure building permits, strikes or reasons beyond Tenant’s or its general contractor’s reasonable control.  If Tenant does not complete construction of the Connector Building within one (1) year following commencment thereof and such failure continues for thirty (30) days following written notice from Landlord, then Landlord may, but shall not be required to, complete said construction and Tenant shall pay to Landlord the actual, reasonable cost thereof plus an administrative fee of ten percent (10%) within thirty (30) days from Tenant’s receipt of Landlord’s invoice therefor, together with reasonable supporting documentation substantiating the cost of the same.  The construction of the Connector Building shall be completed by Tenant at its sole cost and expense in a professional, diligent and workmanlike manner, strictly in accordance with the Plans,  all applicable legal requirements and all covenants, conditions, easements and restrictions of record with respect to the Project. Tenant shall not commence or perform any portion of the Connector Building unless and until all permits, approvals, consents, licenses or other authorizations therefore from governmental or quasi-governmental authorities having jurisdiction thereof are obtained by Tenant.  Tenant shall promptly pay all expenses, costs and charges of every kind and nature whatsoever arising out of the construction of the Connector Building, as the same are incurred by or for Tenant.

(d)         Construction Standards.  All work done in connection with the construction of the Connector Building shall be done as provided in this Section, except as the same may be modified in the approved Plans:

(i)          Tenant’s approved Plans and all design and construction of the Connector Building shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, any requirements of Mortgagee and Landlord’s fire insurance underwriters.

(ii)         Tenant shall obtain all required building permits, occupancy permits, licenses, variances, minor plats, and other governmental approvals.  All of the foregoing shall be acceptable to Landlord.

(iii)        Tenant shall use only new, first-class materials in constructing the Connector Building.  The Connector Building shall be done in a good and workmanlike manner.  Tenant will promptly correct any defects in the Connector Building if reasonably rejected by Landlord as defective or as failing to conform to the approved Plans, whether observed before or after completion and whether or not fabricated, installed or completed.   Tenant will bear all costs of correcting such defects in the Connector Building.  If Tenant constructs the Connector Building contrary to the approved Plans, laws, statutes, ordinances, building codes, rules and regulations, Tenant shall assume full responsibility for correction of such defects.

(iv)        Tenant and Tenant’s contractors shall take all precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Connector Building and to properly police same.  Delivery and loading of equipment and materials shall be done only at such locations and at such time as Landlord shall direct.

(v)         Tenant shall permit access to the Connector Building, and the Connector Building shall be subject to inspection, by Landlord and Landlord’s Mortgagee, architects, engineers, contractors and other representatives, at all reasonable times and upon prior reasonable notice during the period in which the Connector Building is being constructed and installed; provided, however, Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant’s construction of the Connector Building in connection with such inspection.

(vi)        Tenant shall promptly pay all expenses, costs and charges of every kind and nature whatsoever arising out of the construction of the Connector Building, as the same are incurred by or for Tenant.

(vii)       Tenant’s general contractor shall be approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed).   Notwithstanding the foregoing, Landlord hereby approves of Buffalo Construction as Tenant’s general contractor for the construction of the Connector Building.

(e)          Insurance.  In addition to any insurance which may be otherwise required under this Lease, Tenant shall cause Tenant’s general contractor to secure, pay for and maintain during the continuance of construction and fixturing for the Connector Building, insurance having the following minimum coverages and minimum limits of liability:

(i)          Worker’s Compensation and Employer’s Liability Insurance with limits as may be required from time to time by any employee benefit acts or other statutes applicable where the Connector Building is to be performed, and in any event sufficient to protect Tenant’s general contractor from liability under the aforementioned acts.

(ii)         Commercial General Liability Insurance (occurrence coverage) in an amount not less than Two Million and 00/100 Dollars ($2,000,000.00).  Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s general contractor against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts, whether such operations are performed by Tenant’s general contractor or by anyone directly or indirectly employed by said general contractor.

(iii)        “All-risk” builder’s risk insurance upon the Connector Building to the full insurable value thereof.  This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier, to the extent of any insurable interest therein) in the Connector Building and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief.

All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties Landlord and its Mortgagee.  The waiver of subrogation provisions contained in this Lease shall apply to all insurance policies (except the worker’s compensation policy) to be obtained pursuant hereto.  The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days prior written notice of any reduction, cancellation, material amendment or non-renewal of coverage, and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Each policy shall be issued by a company reasonably acceptable to Landlord and its Mortgagee.

(f)          Indemnification. Without limitation of the indemnification provisions contained elsewhere in this Lease, to the fullest extent permitted by law, Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord from and against all loss, cost, liability, damage, judgment or expense (including, withuot limitation, reasonable attorneys’ fees) of whatever nature arising out of or in connection with (i) the design and construction of the Connector Building, or (ii) the acts or omissions of Tenant or its agents, employees, contractors or subcontractors during the design and/or construction of the Connector Building.  It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same or any other indemnity or insurance provision of this Lease.

(g)         Maintenance of Construction Activities.  Tenant shall use commercially reasonable efforts to ensure that all construction is done so as not to cause unreasonable interference with the Project.  Subject to Landlord’s written approval, which shall not be unreasonably withheld, delayed or conditioned, Tenant may store construction materials and trailers on designated portions of the Project.

(h)         Expanded Premises.  For all purposes hereunder, following the construction of the Connector Building, whenever reference is made in the Lease to the “Premises”,  “Project”,  “premises”,  “leased premises”,  “Building”  or “entire premises”, it shall include the Connector Building.

(i)          Completion.  Tenant shall supply to Landlord the following upon completion of construction of the Connector Building:

(i)          By assignment from Tenant or otherwise (i) a twenty (20) year manufacturer’s roof warranty with unlimited dollar liability, covering leaks due to defective materials or workmanship,  (ii) the general contractor’s standard one-year warranty against defective materials or workmanship for the Connector Building, and (iii) all other manufacturer’s warranties and guarantees obtained by Tenant for the Connector Building.

(ii)         “As-built” construction plans for the Connector Building and an “as-built” ALTA survey of the entire Project.

(iii)        A certificate of occupancy for the Connector Building.

(iv)        Full and final waivers of liens and contractors’ affidavits and statements, in such form as may be reasonably  required by Landlord, Landlord’s title insurance company and/or Landlord’s Mortgagee, if any, from Tenant’s general contractor in connection with the Connector Building showing that all of said parties have been compensated in full and waiving all liens in connection with the Connector Building and Project.

Upon completion of the Connector Building by Tenant, all duties and obligations of Landlord and Tenant as to the Connector Building, including but not limited to maintenance and repairs, shall be determined in accordance with the provisions of this Lease.

Section 6.3         Repairs and Maintenance by Landlord.  During the Term of this Lease, Landlord shall (a) replace the roof top HVAC units and elevators for One Paragon Centre and Two Paragon Centre (excluding, however, the Connector Building) when necessary at Landlord’s sole cost and expense, and (b) maintain and repair the exterior façade and roof of the Building (including the Connector Building).  The costs incurred to replace the roof top HVAC units and elevators shall be paid by Landlord and not subject to reimbursement pursuant to this Section 3.2 above; provided, however, if such replacement is necessary due to Tenant’s failure to perform its maintenance obligations hereunder, the cost of such replacement shall be paid by Tenant.  Landlord and Tenant shall mutually agree if and when the roof top HVAC units and elevators need replacement.  If  Landlord and Tenant are unable to agree on the need for replacement, the parties shall mutually select an HVAC contractor or elevator contractor, as applicable, to determine whether replacement is appropriate, and the parties shall abide by the decision of such contractor.  If the roof top HVAC units or elevators are replaced during the Term, Landlord’s obligation shall be limited to replacing same with HVAC units or elevators that are comparable in quality and functionality to those in the Project on the Commencement Date..  Tenant shall reimburse Landlord, as Additional Rent pursuant to Section 3.2 above, for the reasonable cost and expense actually incurred to satisfy Landlord’s  repair and maintenance obligations with respect to the exterior façade and roof of the Building (including the Connector Building) under this Section 6.3.  Except to the extent specifically provided in this Section 6.3, Landlord shall not be required to make any improvements to or repairs of any kind or, character to the Premises during the Term.   If Landlord refuses or neglects to commence or complete promptly and adequately any maintenance or repairs Landlord is obligated to make under this Lease and such failure continues beyond any applicable notice and cure period, then Tenant may at any time thereafter exercise its rights and remedies described in Section 8.10 below.

Section 6.4         Repairs, Maintenance and Replacements by Tenant.  Except as expressly provided in Section 6.3 hereof, Tenant shall keep and maintain in good order, condition and repair, at its own expense, the Premises, the Project and all improvements therein in a first-class condition, including without limitation, (a) leasehold improvements, (b) exterior parking lot and landscaping areas serving the Project, (c) any damage to the Project or any part thereof caused by Tenant or any of Tenant’s agents, (d)  all plumbing and sewage facilities and electrical and gas systems and equipment, and all other mechanical systems, (e) elevators and HVAC units in or serving the Buildings, (f) all interior walls, floors and ceilings,  (g) signs,  (h)  all interior fixtures, building appliances and similar equipment, and (i) all HVAC units or systems.  All repairs, alterations or additions that affect the Project’s structural components or major mechanical, electrical or plumbing systems shall be made only by contractors approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).  If Tenant refuses or neglects to commence or complete promptly and adequately any maintenance or repairs Tenant is obligated to make under this Lease and such failure continues beyond any applicable notice and cure period, Landlord may, but shall not be required to, make or complete said maintenance or repairs and Tenant shall pay to Landlord the reasonable, actual cost thereof plus an administrative fee of ten percent (10%) within thirty (30) days from Tenant’s receipt of Landlord’s invoice therefor (together with reasonable supporting documentation substantiating the cost of the same). Except insofar as Landlord is expressly obligated under this Lease to maintain and repair the Project, in addition to the maintenance and repair obligations of Tenant otherwise expressly set forth in this Lease, Tenant is also obligated to perform, at Tenant’s own cost and expense and risk, all other maintenance and repairs necessary or appropriate to cause the Premises to be maintained in good condition and suitable for Tenant’s intended commercial purpose.

Section 6.5  Liens.            Tenant shall keep the Premises, the Building, the Connector Building and Project free from any liens, including but not limited to liens filed against the Project or any part thereof by any governmental agency, authority or organization, arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, independent contractors, officers, directors, partners, and shareholders harmless from any liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or posting of the proper bond acceptable to Landlord within thirty (30) days after the earlier of imposition of the lien or written request by Landlord. Tenant shall use commercially reasonable efforts to give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien, at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a notice of nonresponsibility or other notice deemed proper before commencement of any such work.  If Tenant fails to remove any lien within the prescribed thirty (30) day period, then Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for such amount, including reasonable attorneys’ fees and costs, as Additional Rent within ten (10) days following Landlord’s demand. Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien, mortgage or other encumbrance upon the reversion or other estate of Landlord, or of any interest of Landlord in the Premises.

Section 6.6         Indemnification.

(a)          Tenant shall defend, indemnify and hold harmless Landlord, its agents, employees, members, managers and property managers (“Landlord’s Related Parties”) from and against any and all liabilities, judgments, demands, causes, of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, arising out of (i) the use, occupancy, conduct, operation, or management of the Premises by, or the willful misconduct or negligence of, Tenant, its officers, contractors, licensees, agents, servants, or employees in or about the Project or (ii) any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the Project. This indemnification shall survive termination or expiration of this Lease. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties to the extent caused by the negligence or willful misconduct of Landlord, or its officers, contractors, agents or employees.

(b)         Landlord shall defend, indemnify and hold harmless Tenant, its agents, employees, members, managers and property managers (“Tenant’s Related Parties”) from and against any and all liabilities, judgments, demands, causes, of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, to the extent arising out of the willful misconduct or negligence of Landlord, its officers, contractors, licensees, agents, servants, and/or employees. This indemnification shall survive termination or expiration of this Lease. This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries to third parties to the extent caused by the negligence or willful misconduct of Tenant, or its officers, contractors, agents or employees.

ARTICLE VII

Section 7.1         Condemnation.

(a)          Total Taking. In the event of a taking or damage related to the exercise of the power of eminent domain, by any agency, authority, public utility, person, corporation or entity empowered to condemn property (including without limitation a voluntary conveyance by Landlord in lieu of such taking or condemnation) (individually, a “Taking”) of (i) the entire Premises, or (ii) so much of the Premises as to prevent or substantially impair its use by Tenant during the Term of this Lease (individually, a “Total Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the date upon which title to the property taken passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor (the “Date of Taking”).

(b)         Partial Taking. In the event of a Taking of only a part of the Premises which does not constitute a Total Taking during the Term of this Lease (individually, a “Partial Taking”), the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the portion of the property taken shall cease and terminate as of the Date of Taking, and an adjustment to the Rent shall be made based upon the reduced area of the Premises.

(c)          Rent Adjustment.   If this Lease is terminated pursuant to this Section 7.1, Landlord shall refund to Tenant any prepaid unaccrued Rent and any other sums due and owing to Tenant (less any sums then due and owing Landlord by Tenant).

(d)         Repair.  If this Lease is not terminated as provided for in this Section 7.1, then Landlord at its expense shall promptly repair and restore the Building, Project and/or the Premises to approximately the same condition that existed at the time Tenant entered into possession of the Premises, reasonable wear and tear excepted (and Landlord shall have no obligation to repair or restore Tenant’s improvements to the Premises or Tenant’s  property), except for the part taken, so as to render the Building or Project as complete an architectural unit as practical, but only to the extent of the condemnation award received by Landlord for the damage.

(e)          Awards and Damages.  In the event of any Taking, Landlord and Tenant shall each have the right to prove and claim such sums and awards as they may show themselves to be entitled with respect to the Premises.  In furtherance of the foregoing, Landlord and Tenant shall cooperate with each other in good faith and in the pursuit of any claims that they may have against the condemning authority with respect to the Premises in order to maximize the monetary recovery paid by the condemning authority.  If this Lease is terminated as a result of such taking, the proceeds of any award shall be paid to Landlord and Tenant in the following order:  (1) the payment of all reasonable fees and expenses incurred in collecting the award (if jointly pursued by Landlord and Tenant); (2) Landlord to receive the fair market value of (a) the land portion of the Project that is taken, (b) the leasehold estate created hereunder, and (c) Landlord’s residuary estate interest in the Project; (3) Tenant to receive the unamortized cost of the improvements constructed by Tenant; (4) Tenant to receive moving costs, loss of business and any other award available to Tenant (to the extent any of the foregoing are specifically awarded by the applicable condemning authority); and (5) the balance of any award (if any) shall be paid to Landlord.  Termination of this Lease shall not affect the right of the respective parties to such awards.  If this Lease is not terminated as a result of a taking, the entire award shall be paid to Landlord except that Tenant shall be entitled to such portion of the award in said eminent domain proceedings which is attributable to Tenant’s  personal property and/or the unamortized cost of leasehold improvements constructed by Tenant, or loss of business and any other award available to Tenant (to the extent any of the foregoing are specifically awarded by the applicable condemning authority).

Section 7.2        Force Majeure.  Neither Landlord nor Tenant shall be required to perform any term, provision, agreement, condition or covenant in this Lease (other than the obligations of Tenant to pay Rent as provided herein) so long as such performance is delayed or prevented by “Force Majeure”, which shall mean acts of God, strikes, injunctions, lockouts, material or labor restrictions by any governmental authority, civil riots, floods, fire, theft, public enemy, insurrection, war, court order, requisition or order of governmental body or authority, and any other cause not reasonably within the control of Landlord or Tenant and which by the exercise of due diligence Landlord or Tenant is unable, wholly or in part, to prevent or overcome. Neither Landlord nor any mortgagee shall be liable or responsible to Tenant for any loss or damage to any property or person occasioned by any Force Majeure, or for any damage or inconvenience which may arise through repair or alteration of any part of the Project as a result of any Force Majeure.

Section 7.3         Fire or Other Casualty Damage. If any portion of the Premises shall be destroyed or damaged by fire or any other casualty, Tenant shall promptly give notice thereof to Landlord. If any material portion of the Premises or Project shall be destroyed or damaged by fire or any other casualty then, at the option of Landlord, Landlord may restore and repair the portion of the Premises or Project damaged and, if the Premises are rendered untenantable in whole or in part by reason of such casualty as determined by Landlord, Tenant shall be entitled to an equitable abatement of the Rent hereunder (subject to the limitation in Section 7.3(b) below) until such time as the damaged portion of the Premises (exclusive of any of Tenant’s  property or Tenant’s improvements) are repaired or restored by Landlord to the extent required hereby or Landlord may terminate this Lease upon sixty (60) days’ prior written notice to Tenant whereupon all Rent accrued up to the time of such termination and any other sums due and owing shall be paid by Tenant to Landlord (less any sums then due and owing Tenant by Landlord) and any remaining sums due and owing by Landlord to Tenant shall be paid to Tenant. In no event shall Landlord have any obligation to repair or restore any such destruction or damage.

(a)          Repair.  Landlord shall give Tenant written notice of its decisions, estimates or elections under this Section 7.3 within thirty (30) days after Landlord receives a determination from its insurer of the insurance proceeds payable in connection with such damage or destruction; provided that if Landlord is unable to provide such notice to Tenant within sixty (60) days of the date of such damage or destruction for any reason, Landlord will keep Tenant apprised of the status of its evaluation of its options hereunder. If Landlord has elected to repair and restore the Premises or other portion of the Project, this Lease shall continue in full force and effect and Tenant shall pay Rent for that portion of the Premises that is not damaged and for any damaged space that Tenant utilizes, and the repairs to the damaged portion of the Premises will be made within a reasonable time thereafter (not to exceed two hundred‑forty (240) days), subject to the provisions of Section 7.2 of this Lease. Should the repairs not be completed within that period, both Landlord and Tenant shall each have the option of terminating this Lease with respect to such untenantable portion of the Premises by written letter of termination. If this Lease is terminated as herein permitted, Landlord shall refund to Tenant any prepaid Rent (unaccrued as of the date of damage or destruction) and any other sums due and owing by Landlord to Tenant (less any sums then due and owing Landlord by Tenant). If Landlord elects to rebuild the Premises or other portion of the Project, Landlord shall only be obligated to restore or rebuild the structural portion of the Premises or other portion of the Project to approximately the same structural condition as existed at the time Tenant entered into possession of the Premises, reasonable wear and tear excepted, and Landlord shall not be required to rebuild, repair or replace any part of Tenant’s  property, any leasehold improvements, any interior finishes or other non-structural components of the Premises (all of which shall be repaired and restored by Tenant at its sole cost and expense).  Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or destruction or the disregard of the repair thereof. Upon completion of Landlord’s repairs to and restoration of the Premises, Tenant shall resume the payment to Landlord of all Rent due and payable under this Lease.

(b)         Termination Rights of Tenant. Notwithstanding the foregoing, in the event that (i) during the final twelve (12) months of the Term, the Premises are so damaged by fire or other casualty or the Building is so damaged by such causes such that Tenant’s use of the Premises is materially impaired or (ii) if within two hundred forty (240) days after Landlord’s receipt of insurance proceeds (A) such damage cannot be repaired as reasonably determined by Landlord’s architect, or (B) if repairs are undertaken by Landlord and not repaired within such period, then Tenant may terminate this Lease with respect to such untenantable portion of the Premises upon prior written notice to Landlord delivered within twenty (20) days after the expiration of such two hundred forty (240)‑day period (and, in all events, prior to Landlord’s completion of such repairs).

(c)          Gross Negligence of Tenant.  Notwithstanding the provisions of Section 7.3(a) of this Lease, if the Premises, the Project or any portion thereof, are damaged by fire or other casualty resulting from the gross negligence or willful misconduct of Tenant, based on the determination of the fire marshal and insurer of the Building, of Tenant or any of Tenant’s agents, the Rent under this Lease will not be abated during the repair of that damage

Section 7.4         Insurance.

(a)          Landlord shall maintain, or cause to be maintained, standard fire and extended coverage insurance (including loss of rents) on the Building (excluding interior improvements and Tenant’s  property) in amounts considered by Landlord to be reasonable and customary. The insurance required to be obtained by Landlord may be obtained by Landlord through blanket or master policies insuring other entities or properties owned or controlled by Landlord.  Landlord may also, in its sole discretion, carry such other insurance as it deems desirable with respect to the Project.

(b)         Tenant shall, at its sole cost and expense, procure and maintain during the Term of this Lease all such policies of insurance as Landlord may require, including without limitation commercial general liability insurance (including personal injury liability, premises/operation, property damage, independent contractors and broad form contractual coverage in support of the indemnifications of Landlord by Tenant under this Lease) in amounts of not less than a combined single limit of One Million and 00/100 Dollars ($1,000,000.00); comprehensive automobile liability insurance; business interruption insurance; contractual liability insurance; property insurance with respect to Tenant’s  personal property and all leasehold or interior improvements, alterations and additions in the Premises, to be written on an “all risk” basis for full replacement cost; worker’s compensation and employer’s liability insurance; and comprehensive catastrophe liability insurance; all maintained with companies, on forms and in such amounts as Landlord may, from time to time, reasonably require and endorsed to include

Landlord as an additional insured, with the premiums fully paid on or before the due dates.  The insurer must be licensed to do business in the state in which the Building is located. Tenant, and not Landlord, will be liable for any costs or damages in excess of the statutory limit for which Tenant would, in the absence of worker’s compensation, be liable. In the event that Tenant fails to take out or maintain any policy required by this Section 7.4 to be maintained by Tenant, such failure shall be a defense to any claim asserted by Tenant against Landlord by reason of any loss sustained by Tenant that would have been covered by such policy, notwithstanding that such loss may have been proximately caused solely or partially by the negligence or willful misconduct of Landlord or any of Landlord’s Related Parties. If Tenant does not procure insurance as required, then Landlord may, upon written notice to Tenant, cause this insurance to be issued and Tenant shall pay to Landlord the premium for such insurance within ten (10) days of Landlord’s demand, plus interest at the past due rate provided for in Section 3.1(c) of this Lease until repaid by Tenant. All policies of insurance required to be maintained by Tenant shall specifically make reference to the indemnifications by Tenant in favor of Landlord under this Lease and shall provide that Landlord shall be given at least thirty (30) days prior written notice of any cancellation or nonrenewal of any such policy.  A certificate evidencing each such policy shall be deposited with Landlord by Tenant on or before the Commencement Date and thereafter within ten (10) days following Landlord’s request, and a replacement certificate evidencing each subsequent policy shall be deposited with Landlord promptly following the expiration of the preceding such policy. Tenant shall have the right to obtain any policies of insurance required to be obtained by Tenant through blanket or master policies insuring other entities or properties owned or controlled by Tenant, provided that the per location limits specified herein are allocated to the Premises therein.  Additionally, of the general liability coverage required herein to be maintained by Tenant, amounts in excess of One Million and 00/100 Dollars ($1,000,000.00) may be covered by an umbrella policy.

(c)          Notwithstanding anything to the contrary contained in this Lease, including, without limitation, this Article VII, at any time during the Term of this Lease, Tenant shall have the right, at its option and provided Landlord’s Mortgagee consents thereto, to elect to self-insure for any and/or all of the insurance required to be maintained by Tenant under this Lease provided the following terms and conditions are and remain satisfied:  (i) Tenant and/or any entity with which Tenant’s financial information is consolidated and which is liable under this Lease (expressly including TRI) has a net worth equal to or greater than the Required Net Worth (as hereinafter defined); (ii) Tenant provides written notice to Landlord of Tenant’s election to self-insure in accordance with this paragraph; and (iii) Tenant agrees to indemnify Landlord for any costs and/or expenses (including reasonable attorneys’ fees) incurred by Landlord arising from events that would otherwise have been covered by Tenant’s insurance to the extent Tenant had not elected to self-insure.  As used in the preceding sentence, the “Required Net Worth” shall initially mean One Hundred  Million Dollars ($100,000,000) and such amount shall increase three percent (3%) per annum (cumulatively) on each anniversary of the Commencement Date.

Section 7.5         Waiver of Subrogation Rights. Each party hereto waives all rights of recovery, claims, actions or causes of actions arising in any manner in its (the “Injured Party”) favor and against the other party for loss or damage to the Injured Party’s property located within or constituting a part or all of the Project, to the extent the loss or damage: (a) is covered by the Injured Party’s insurance; or (b) would have been covered by the insurance the Injured Party is required to carry under this Lease, whichever is greater, regardless of the cause or origin, including the sole, contributory, partial, joint, comparative or concurrent negligence of the other party. This waiver also applies to each party’s directors, officers, employees, shareholders, partners, representatives and agents. All insurance carried by either Landlord or Tenant covering the losses and damages described in this Section 7.5 shall provide for such waiver of rights of subrogation by the Injured Party’s insurance carrier to the maximum extent that the same is permitted under the laws and regulations governing the writing of insurance within the state in which the Building is located. Both parties hereto are obligated to obtain such a waiver and provide evidence to the other party of such waiver. The waiver set forth in this Section 7.5 shall be in addition to, and not in substitution for, any other waivers, indemnities or exclusions of liability set forth in this Lease.

ARTICLE VIII.

Section 8.1         Default by Tenant.  The occurrence of any one or more of the following events shall constitute a default by Tenant under this Lease:

(a)          Tenant shall fail to pay to Landlord any Rent or any other monetary charge due from Tenant hereunder on or before five (5) business days after written notice thereof from Landlord to Tenant, provided that Landlord shall not be required to provide such notice more than twice during any twelve (12) month period with respect to nonpayment of Rent, the third such nonpayment constituting a default without the requirement of notice;

(b)         Tenant breaches or fails to comply with any term, provision, condition or covenant of this Lease, other than as described in Section 8.1(a) and such failure continues for thirty (30) days after Tenant’s receipt of written notice from Landlord (provided that if such failure cannot be reasonably cured within thirty (30) days, then Tenant shall have an additional reasonable period of time within which to cure such failure so long as Tenant commences the cure thereof within such thirty (30) day period and thereafter diligently prosecutes completion of such cure);

(c)          A Transfer (hereinafter defined) shall occur without the prior written approval of Landlord (to the extent Landlord’s approval is otherwise required pursuant to the terms and conditions of this Lease);

(d)         The interest of Tenant under this Lease shall be levied on under execution or other legal process;

(e)          Any petition in bankruptcy or other insolvency proceedings shall be filed by or against Tenant, or any petition shall be filed or other action taken to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations or to reorganize or modify Tenant’s capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or of any property of Tenant, or any proceeding or other action shall be commenced or taken by any governmental authority for the dissolution or liquidation of Tenant and, within thirty (30) days hereafter, Tenant fails to secure a discharge thereof;

(f)          Tenant shall become insolvent, or Tenant shall make an assignment for the benefit of creditors, or Tenant shall make a transfer in fraud of creditors, or a receiver or trustee shall be appointed for Tenant or any of its properties; or

(g)         Tenant shall do or permit to be done anything which creates a lien upon the Premises, the Project or any portion thereof and such lien is not otherwise released (or bonded over) within thirty (30) days following written notice from Landlord.

Section 8.2         Landlord’s Remedies. Upon occurrence of any default by Tenant under this Lease beyond any applicable notice and cure period granted to Tenant under Section 8.1 above, Landlord shall have the option to do and perform any one or more of the following (all of which rights and remedies shall be cumulative) in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

(a)          Continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, Additional Rent and other charges when due.

(b)         Terminate this Lease, and Landlord may forthwith repossess the Premises and be entitled to recover as damages a sum of money equal to the total of (i) the cost of recovering the Premises, (ii) the cost of removing and storing Tenant’s or any other occupant’s property, (iii) the unpaid Rent and any other sums accrued hereunder at the date of termination, (iv) accelerated Base Rent in accordance with Section 8.2(g) below, (v) the cost of restoring the Premises to the condition which Tenant is required to return the Premises at the end of the Term of this Lease, (vi) the amount of any unamortized improvements to the Premises paid for by Landlord (if any) to Tenant, (vii) the amount of any unamortized brokerage commission or other costs paid by Landlord in connection with the leasing of the Premises (if any) to Tenant, and (viii) any other sum of money or damages owed by Tenant to Landlord or incurred by Landlord as a result of such Tenant default. In the event Landlord shall elect to terminate this Lease, Landlord shall at once have all the rights of reentry upon the Premises, without becoming liable for damages, or guilty of trespass.

(c)          Terminate Tenant’s right of occupancy of the Premises and reenter and repossess the Premises by entry, forcible entry or detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease, without acceptance of surrender of possession of the Premises, and without becoming liable for damages or guilty of trespass, in which event Landlord may, but shall be under no obligation to, relet the Premises or any part thereof for the account of Tenant (nor shall Landlord be under any obligation to relet the Premises before Landlord relets or leases any other portion of the Project or any other property under the ownership or control of Landlord) for a period equal to or lesser or greater than the remainder of the Term of the Lease on whatever terms and conditions Landlord, at Landlord’s sole discretion, deems advisable. Tenant shall be liable for and shall pay to Landlord all Rent payable by Tenant under this Lease (plus interest at the past due rate provided in Section 3.1(c) of this Lease if in arrears) plus an amount equal to (i) the cost of recovering possession of the

Premises, (ii) the cost of removing and storing any of Tenant’s or any other occupant’s property left on the Premises or the Project after reentry, (iii) the cost of restoring the Premises to the condition which Tenant is required to return the Premises at the end of the Term of this Lease, (iv) the cost of any reletting or attempted reletting and the collection of the rent accruing from such reletting, (v) the cost of any brokerage fees or commissions payable by Landlord in connection with any such reletting or attempted reletting, (vi)   the amount of any unamortized improvements to the Premises paid for by Landlord (if any) to Tenant, (vii) the amount of any unamortized brokerage commissions or other costs paid by Landlord in connection with the leasing of the Premises (if any) to Tenant, and (viii) any other sum of money or damages owed by Tenant to Landlord at law, in equity or hereunder or incurred by Landlord as a result of such Tenant default, all reduced by any sums actually received by Landlord through any reletting of the Premises; provided, however, that in no event shall Tenant be entitled to any excess of any sums obtained by reletting over and above Rent provided in this Lease to be paid by Tenant to Landlord.  Landlord may file suit to recover any sums falling due under the terms of this Section 8.2(c) from time to time, and no delivery to or recovery by Landlord of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord. No reletting shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default and/or exercise its rights under Section 8.2(b) of this Lease.

(d)         Enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand for any reasonable expenses which Landlord may actually incur in effecting compliance with Tenant’s obligations under this Lease plus ten percent (10%) of such cost to cover overhead plus interest at the past due rate provided in this Lease. No action taken by Landlord under this Section 8.2(d) shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations.

(e)          Intentionally Omitted.

(f)          Exercise any and all other remedies available to Landlord in this Lease, at law or in equity.

(g)          Subject to the terms and conditions of this Section 8.2(g), upon the termination of this Lease by Landlord in accordance with this Section 8.2,

(i)          in the event Landlord has re-leased the Premises to a replacement tenant as of the date Landlord elects to terminate this Lease in accordance with this Section 8.2, Landlord may declare to be due and payable immediately the difference between (x) the entire amount of Base Rent payable during the remainder of the Term (in the absence of the termination of this Lease), and (y) the amount of Base Rent payable by the replacement tenant for the Premises for the remainder of the Term.  Upon the acceleration of such amounts, Tenant agrees to pay the same promptly following written demand from Landlord; provided, however, that such payment shall not constitute a penalty or forfeiture, but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease.

(ii)         in the event Landlord has not re-leased the Premises to a replacement tenant as of the date Landlord elects to terminate this Lease in accordance with this Section 8.2, Landlord may declare to be due and payable immediately the then present value (calculated with a discount factor of eight percent (8%) per annum) of the difference between (x) the entire amount of Base Rent payable during the remainder of the Term (in the absence of the termination of this Lease), and (y) the then fair market rental value of the Premises for the remainder of the Term.  Upon the acceleration of such amounts, Tenant agrees to pay the same promptly following written demand from Landlord; provided, however, that such payment shall not constitute a penalty or forfeiture, but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s actual damages in such event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof).

Section 8.3         Duty to Mitigate.  At any time after the termination of Tenant’s possession of the Premises pursuant to Section 8.2 above, Landlord shall use commercially reasonable efforts to re-let the Premises.  In this connection, Landlord shall be deemed to have made such commercially reasonable efforts if Landlord shall: (a) post a “For Lease” sign on the Premises; (b) advise Landlord’s leasing agent of the availability of the Premises; and (c) advise at least one outside commercial brokerage entity of the availability of the Premises.  However, Landlord shall not be obligated: (A) to enter into any Lease with any prospective replacement tenant who lacks adequate creditworthiness, experience, or does not have a good reputation for fair and honorable dealings, as determined by Landlord in its reasonable discretion; (B) to relet the Premises at less than the then prevailing market rentals or then prevailing market terms, although Landlord shall be entitled to do so if it should so elect (in its sole discretion); (C) to favor the Premises over any other vacant space then existing in the Project; or (E) to enter  into a lease with any prospective replacement tenant whose use would be incompatible with the Project or with the tenant mix of the Project, or whose use would violate any restriction, covenant, or requirement contained in the lease of any other tenant of the Project, all in Landlord’s  sole discretion.  Tenant agrees that Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished, because of Landlord’s  failure to relet the Premises or collect rent due with respect to such reletting. If Landlord receives any payments from the reletting of the Premises and is required to mitigate damages (despite the intent of the parties hereunder), any such payment shall first be applied to any costs or expenses incurred by Landlord as a result of Tenant’s Default under this Lease.

Section 8.4         Reentry.  If Tenant fails to allow Landlord to reenter and repossess the Premises, Landlord shall have full and free license to enter into and upon the Premises with or without process of law for the purpose of repossessing the Premises, expelling or removing Tenant and any others who may be occupying or within the Premises, and removing any and all property therefrom. Landlord may take these actions without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, without accepting surrender of possession of the Premises by Tenant, and without incurring any liability for any damage resulting therefrom, including without limitation any liability arising under applicable state law and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law or in equity, Tenant hereby waiving any right to claim damage for such reentry and expulsion, including without limitation any rights granted to Tenant by applicable state law.

Section 8.5         Rights of Landlord in Bankruptcy.  Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the expiration or termination of this Lease or the termination of Tenant’s right of occupancy, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Section 8.5. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

Section 8.6         Waiver of Certain Rights.  Tenant hereby expressly waives any and all rights Tenant may have under applicable state law to its right to redeem the Premises or otherwise recover possession of the Premises after a termination of this Lease or Tenant’s right of possession hereunder pursuant to Section 8.2 herein.

Section 8.7         Non-Waiver. Failure on the part of either party to complain of any action or nonaction on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by the non-defaulting party of any of its rights under this Lease. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by either party shall be construed as a waiver of any of the other provisions hereof and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval by Landlord to or of any action by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant.

Section 8.8         Holding Over.  In the event Tenant remains in possession of the Premises after the expiration or termination of this Lease without the execution of a new lease, then Tenant, at Landlord’s option, shall be deemed to be occupying the Premises as a tenant-at-will (and not a month-to-month tenancy) at a base rental equal to one hundred fifty percent (150%) of the then applicable Base Rent, and shall otherwise remain subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a tenancy at will, including without limitation the payment of all other Rent; provided, however, nothing contained herein shall require Landlord to give Tenant more than thirty (30) days prior written notice to terminate Tenant’s tenancy‑at‑will.  No holding over by Tenant after the expiration or termination of this Lease shall be construed to extend or renew the Term or in any other manner be construed as permission by Landlord to hold over, and Tenant hereby waives any rights that Tenant may have under KRS §383.160 to extend the term.

Section 8.9         Abandonment of Personal Property.  Any personal property left in the Premises or any personal property of Tenant left about the Project at the expiration or termination of this Lease or the termination of Tenant’s right to occupy the Premises shall be deemed abandoned by Tenant and may, at the option of Landlord, be immediately removed from the Premises or such other space by Landlord and stored by Landlord at the full risk, cost and expense of Tenant. Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. In the event Tenant does not reclaim any such personal property and pay all costs for any storage and moving thereof within thirty (30) days after the expiration or termination of this Lease, the termination of Tenant’s right to occupy the Premises or the abandonment, desertion or vacating of the Premises by Tenant, Landlord may dispose of such personal property in any way that it deems proper. If Landlord shall sell any such personal property, it shall be entitled to retain from the proceeds the amount of any Rent or other expenses due Landlord, together with the cost of storage and moving and the expense of the sale. Notwithstanding anything contained herein to the contrary, in addition to the rights provided herein with respect to any such property, Landlord shall have the option of exercising any of its other rights or remedies provided in the Lease or exercising any rights or remedies available to Landlord at law or in equity.

Section 8.10       Landlord Default.  The following shall be deemed a “Landlord Default” by Landlord hereunder and a material breach of this Lease: If Landlord fails to keep, perform or observe any of the covenants, agreements, terms or provisions, warranties or representations contained in this Lease that are to be kept or performed by Landlord and Landlord fails to cure such default within thirty (30) days after receiving notice from Tenant thereof (or, if same cannot reasonably be cured within thirty (30) days, if Landlord shall fail to commence such cure within thirty (30) days following Tenant’s notice and diligently prosecute said cure to completion).  If a Landlord Default occurs, Tenant may, at any time thereafter prior to the curing thereof and without waiving any other rights hereunder or available to Tenant at law or in equity (Tenant’s rights being cumulative), do any one or more of the following: (A) perform Landlord’s obligations hereunder and offset the reasonable costs and expenses incurred by Tenant in doing so against Base Rent thereafter coming due hereunder to the extent Landlord fails to reimburse such reasonable costs within thirty (30) days following written demand (provided in no event shall Tenant be permitted to offset more than twenty percent [20%] of Base Rent in any given month); or (B) bring suit for the collection of any amounts for which Landlord is in default, seek injunctive relief, or seek specific performance for any other covenant or agreement of Landlord, without terminating this Lease.

ARTICLE IX.

Section 9.1         Transfers.  Tenant shall not, by operation of law or otherwise, (a) assign, transfer, mortgage, pledge, hypothecate or otherwise encumber this Lease, the Premises or any part of or interest in this Lease or the Premises, (b) grant any concession or license within the Premises, (c) sublet all or any part of the Premises or any right or privilege appurtenant to the Premises, or (d) permit any other party to occupy or use all or any part of the Premises (collectively, a “Transfer”), without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. This prohibition against a Transfer includes, without limitation, (i) any subletting or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other change of Tenant’s corporate or proprietary structure; (ii) an assignment or subletting to or by a receiver or trustee in any Federal or State bankruptcy, insolvency, or other proceedings; or (iii) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without specific assignment of Lease. If Tenant requests Landlord’s consent to any Transfer, then Tenant shall provide Landlord with a written description of the terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; a copy of the proposed sublease or assignment agreement; banking, financial and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant’s transferee shall assume all of Tenant’s obligations under this Lease in a writing satisfactory to Landlord, and Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfer.  While the Premises or any part thereof are subject to a Transfer and if Tenant is in default beyond the expiration of any applicable notice and cure periods hereunder, Landlord may collect directly from such transferee all rents or other sums relating to the Premises becoming due to Tenant or Landlord and apply such rents and other sums against the Rent and any other sums payable hereunder. In the event that Tenant is in default beyond the expiration of any applicable notice and cure periods, Tenant authorizes its transferees to make payments of rent and any other sums due and payable, directly to Landlord upon receipt of notice from Landlord to do so. Any attempted Transfer by Tenant in violation of the terms and covenants of this Article IX shall be void and shall constitute a default by Tenant under this Lease. In the event that Tenant requests that Landlord consider a sublease or assignment hereunder, Tenant shall pay Landlord’s reasonable fees, not to exceed Five Hundred and 00/100 Dollars ($500.00) per transaction, incurred in connection with the consideration of such request.

In the event that Tenant sublets the Premises to an unrelated third party during the Term of this Lease, then Tenant shall pay to Landlord as Additional Rent an amount equal to fifty percent (50%) of any Increased Rent (as hereinafter defined) when and as such Increased Rent is received by Tenant net of any Transfer Costs (as hereinafter defined) in accordance with and subject to the terms and conditions of this paragraph.   Tenant shall pay such amounts to Landlord within fifteen (15) days following the date Tenant receives the Increased Rent less any Transfer Costs from such subtenant.  As used in this Section paragraph, “Increased Rent” shall mean the excess of (1) all Base Rent which Tenant is entitled to receive by reason of any sublease of the Premises, over (2) the Base Rent otherwise payable by Tenant under this Lease at such time.  As used in this Lease, “Transfer Costs” means the outstanding balance of the sum of the following items: (i) the monthly amortization of the cost of any additional tenant improvements required for the subleasing of such portion of the Premises paid by Tenant (amortized over the term of the applicable sublease); (ii) the monthly amortization cost of reasonable and actual leasing commissions paid by Tenant in connection with the sublease to the transferee (amortized over the term of the applicable sublease); and (iii) reasonable marketing expenses paid directly by Tenant to sublease the space (to the extent not included in a brokerage commission paid by Tenant). Landlord shall have the right to audit Tenant’s books and records relating to amounts relating to this paragraph, provided Landlord gives at least thirty (30) days prior written notice to Tenant of its election to audit such books and records.  For clarity, the provisions of this paragraph shall not apply with respect to rents received by Tenant pursuant to the Subleases (as defined in Section 11.1 below)

Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet the Premises without Landlord’s consent (i) to any corporation or other entity that controls, is controlled by or is under common control with Tenant; (ii) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant; and/or (iii) to the purchaser in connection with the sale of all or substantially all of the assets of Tenant (a “Permitted Transferee”), so long as Tenant provides evidence to Landlord in writing that such assignment or sublease complies with the criteria set forth in (i), (ii) or (iii) above and provided the following conditions are met: (1) if Tenant does not remain in existence as a separate legal entity following the transfer, the net worth of the transferee is equal to or greater than the Required Net Worth (as defined in Section 7.4(c) above) at the time of such assignment, (2) if Tenant remains in existence as a separate legal entity following the transfer, it shall not be released from liability under this Lease, (3) the transferee shall assume in a writing delivered to Landlord all of Tenant’s obligations under the Lease effective upon the consummation of the transfer, and (4) Tenant shall give written notice to Landlord of the proposed transfer at least fifteen (15) days in advance of the consummation thereof.  Notwithstanding any Transfer to a Permitted Transferee or any Transfer made with Landlord’s consent, Tenant shall remain liable (jointly and severally with any transferee) for all obligations hereunder for the entire Term.  Additionally, at all times, Tenant shall have the right, without Landlord’s consent (but otherwise subject to the terms and conditions of this Lease), to allow a third party to operate the restaurant to be located in the Connector Building.

Section 9.2         Assignment by Landlord.  Landlord shall have the right at any time to sell, transfer or assign, in whole or in part, by operation of law or otherwise, its rights, benefits, privileges, duties, obligations or interests in this Lease or in the Premises, the Building, the Land, the Project and all other property referred to herein, without the prior consent of Tenant, and such sale, transfer or assignment shall be binding on Tenant. After such sale, transfer or assignment and provided such transferee assumes Landlord’s obligations thereafter arising under this Lease in writing, Tenant shall attorn to such purchaser, transferee or assignee, and Landlord shall be released from all liability and obligations under this Lease first accruing after the effective date of such sale, transfer or assignment.  Notwithstanding the foregoing, Tenant shall have no obligation to pay any Base Rent or any other charges becoming due hereunder to any successor of Landlord until such time as Tenant has received written notice regarding the assignment of this Lease to such successor of Landlord, and Landlord shall remain liable to such successor for all Base Rent (and any other payments by Tenant for charges hereunder) received by Landlord after such assignment and prior to Tenant’s receipt of written notice of such assignment and Landlord shall defend Tenant against any claim by such successor of Landlord for such Base Rent (and any other payments by Tenant for charges hereunder) received by Landlord following the actual date of such assignment but prior to the date Tenant receives written notice of the same.

Section 9.3         Limitation of Landlord’s Liability.  Any provisions of this Lease to the contrary notwithstanding, Tenant hereby agrees that no personal or entity liability of any kind or character (including, without limitation, the payment of any judgment) whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord or any of Landlord’s Related Parties or any mortgagee for payment of any amounts payable under this Lease or for the performance of any obligation under this Lease. The exclusive remedies of Tenant for the failure of Landlord to perform any of its obligations under this Lease shall be to proceed against the interest of Landlord in and to the Project. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord. In no event shall Landlord be liable to Tenant, or any interest of Landlord in the Project be subject to execution by Tenant, for any indirect, special, consequential or punitive damages.  Notwithstanding the foregoing, in the event that Landlord shall be adjudicated, according to a final non-appealable judgment, to be liable to Tenant for damages arising under this Lease, and such liability of Landlord cannot be satisfied by Landlord’s interest in the Project or from the proceeds of Landlord’s insurance to the extent applicable, Tenant shall have the right to satisfy the remaining liability of Landlord by offsetting against fifty percent (50%) Tenant’s  monthly Rent obligations under this Lease until the liability of Landlord under the judgment has been satisfied.

ARTICLE X.

Section 10.1       Subordination.  This Lease shall be subject and subordinated at all times to (a) all ground or underlying leases now existing or which may hereinafter be executed affecting the Project, and (b) the lien or liens of all mortgages and deeds of trust in any amount or amounts whatsoever now existing or hereafter placed on the Project or Landlord’s interest or estate therein or on or against such ground or underlying leases and to all renewals, modifications, consolidations, replacements and extensions thereof and to each advance made or hereafter to be made thereunder. Within thirty (30) days following written demand, Tenant shall execute and deliver any commercially reasonable instruments, releases or other documents reasonably requested by any lessor or mortgagee for the purpose of subjecting and subordinating this Lease to such ground leases, mortgages or deeds of trust. Landlord shall obtain, at Landlord’s sole cost and expense, from any future mortgagee of Landlord a subordination, non‑disturbance and attornment agreement (“SNDA”) in favor of Tenant, which SNDA shall be reasonably acceptable to Tenant and shall contain language setting forth that (A) such mortgagee or successor in interest shall not be (a) liable for any act or omission of, or subject to any rights of setoff, claims or defenses otherwise assertable by Tenant against, any prior owner of the Project (including without limitation, Landlord) unless such party has received written notice of any prior default and such default is continuing in nature, (b) bound by any rents paid more than one (1) month in advance to any prior owner, and (c) bound by any Material Modification (as hereinafter defined) of this Lease made without mortgagee or successor in interest’s consent (such consent not to be unreasonably withheld, conditioned or delayed), and (B)  Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any mortgagee or lessor under a lien instrument or lease covering the Premises whose address has been given to Tenant, and affording such mortgagee or lessor a reasonable opportunity to perform Landlord’s obligations hereunder.   As used in this paragraph, the term “Material Modification” shall mean any amendment or modification of this Lease which (i) shortens or extends the Term of this Lease (excluding Tenant’s  Extension Option(s) set forth in Section 12.19 below), (ii) results in a reduction of rent or other sums due and payable by Tenant pursuant to this Lease, (iii) increases Landlord’s obligations under this Lease by more than a de minimus extent, or (iv) decreases Tenant’s obligations under this Lease by more than a de minimus extent.  Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, only upon such party’s request and at such party’s sole discretion but not otherwise. Tenant shall execute all such agreements confirming such attornment as such party may reasonably request. Notwithstanding the generality of the foregoing, any mortgagee or ground lessor may at any time subordinate any such deeds of trust, mortgages, other security instruments or ground leases to this Lease on such terms and conditions as such mortgagee or ground lessor may deem appropriate.

Section 10.2       Estoppel Certificate.  Each party agrees within thirty (30) days following request by the other party to execute, acknowledge and deliver to the requesting party and any other person or entity reasonably specified in such request, a certificate, certifying (i) that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification, (ii) the date to which the Rent and other charges are paid in advance, if any, (iii) that there are not, to either party’s  actual knowledge, any uncured defaults beyond any applicable notice and cure period, or so specifying such defaults, if any, as are claimed and/or (iv) any other matters as may reasonably be requested.

Section 10.3       Notices.  Any notice, request, approval, consent or other communication required or contemplated by this Lease must be in writing, unless otherwise in this Lease expressly provided, and may be given or be served by depositing the same in the United States Postal Service, postpaid and certified and addressed to the party to be notified, with return receipt requested, or by delivering the same in person to such party (or, in case of a corporate party, to an officer of such party), or by prepaid telegram or express overnight mail service, when appropriate, addressed to the party to be notified. Notice deposited in the mail in the manner hereinabove described shall be effective from and after three (3) business days  after such deposit. Notice given in any other manner shall be effective only if and when delivered to the party to be notified or at such party’s address for purposes of notice as set forth herein. For purposes of notice the addresses of the parties shall, until changed as herein provided, be as provided on the first page of this Lease; provided, that any notices sent to Landlord will only be effective if copies thereof are simultaneously sent to Paragon Centre Holdings, LLC, 6060 Dutchmans Lane, Suite 110, Louisville, Kentucky 40205, Attention: Mr. David Nicklies; and provided, that any notices sent to Tenant will only be effective if copies thereof are simultaneously sent to the attention of Tenant at 6040 Dutchmans Lane,  Louisville, Kentucky 40205, Attention:  Legal Department. The parties hereto shall have the right from time to time to change their respective addresses by giving at least fifteen (15) days’ written notice to the other party in the manner set forth in this Section 10.3.

ARTICLE XI.

Section 11.1       Subleases.   Portions of One Paragon Centre are leased to CBRE, Inc. and Nicklies & Company (individually an “Existing Tenant” and, collectively, the “Existing Tenants”) pursuant to the Lease Agreements set forth on Exhibit E attached hereto and incorporated herein (individually a “Sublease” and, collectively, the “Subleases”).  In furtherance of this Lease and Tenant’s lease of the entire Building, Landlord shall assign its interest in the Subleases to Tenant, and Tenant shall then sublease such portions of the Premises to the Existing Tenants pursuant to the Subleases.  Notwithstanding anything in this Lease to the contrary, Landlord and Tenant agree as follows with respect to the Subleases:

(a)   Contemporaneous with the execution hereof, Landlord and Tenant shall execute and deliver to each other a Lease Assignment and Assumption Agreement in the form attached hereto and incorporated herein as Exhibit F, pursuant to which Landlord shall assign all of its right, title and interest in and to the Sublease Agreements to Tenant, and Tenant shall assume, perform and discharge all obligations of the “landlord” under the Subleases.

(b)   Tenant shall hereafter perform, observe and discharge all obligations of the “landlord” under the Subleases as fully as if the Subleases were a direct sublease entered into by and between Tenant and the Existing Tenants.

(c)   The lobby, hallways and common restrooms on the first floor of One Paragon Centre shall remain “common areas” pursuant to the Subleases for the non-exclusive use and benefit of the Existing Tenants and their respective agents, employees, licensees and invitees so long as at least one of the Subleases is in effect.    Tenant shall maintain, repair and, if necessary, replace such common areas in a first-class condition at its sole cost and expense.

(d)   Contemporaenous with the execution of this Lease, Landlord shall assign any and all security deposits currently being maintained by Landlord under the terms and conditions of the Subleases.

(e)   To the extent the Subleases are still in effect, then upon the expiration or termination of this Lease, Tenant shall assign its entire right, title and interest in the Subleases to Landlord.

Section 11.2       Existing Lease.  This Lease shall be a replacement for and shall operate to terminate the Existing Leases in their entirety; provided, however, Landlord and Tenant shall remain liable for their respective obligations under the Existing Leases with respect to periods prior to the date hereof.

ARTICLE XII.

Section 12.1       Rights and Remedies Cumulative.  The rights and remedies of each party under this Lease shall be nonexclusive and each right or remedy shall be in addition to and cumulative of all other rights and remedies available to the non-defaulting party under this Lease or at law or in equity. Pursuit of any right or remedy shall not preclude pursuit of any other rights or remedies provided in this Lease or at law or in equity, nor shall pursuit of any right or remedy constitute a forfeiture or waiver of any Rent due to Landlord or of any damages accruing to Landlord by reason of the violation of any of the terms of this Lease.

Section 12.2        Legal Interpretation.  This Lease and the rights and obligations of the parties hereto shall be interpreted, construed and enforced in accordance with the laws of the state in which the Building is located and the United States. The determination that one or more provisions of this Lease is invalid, void, illegal or unenforceable shall not affect or invalidate any other provision of this Lease, and this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Lease, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. All obligations of either party hereunder not fully performed as of the expiration or termination of the Term of this Lease shall survive the expiration or termination of the Term of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. Article and section titles and captions appearing in this Lease are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this Lease. No custom or practice which may evolve between the parties in the administration of the terms of this Lease shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. Except as otherwise set forth herein, this Lease is for the sole benefit of Landlord and Tenant, and, without the express written consent thereto, no third party shall be deemed a third party beneficiary hereof. Subject to Section 11.2 above, Tenant agrees that this Lease supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Lease or the Premises and that this Lease, including written extrinsic documents referred to herein, is the entire agreement of the parties, and that there are no representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Lease or the Premises. It is likewise agreed that this Lease may not be altered, amended, changed or extended except by an instrument in writing signed by both Landlord and Tenant. The terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or because such party or its counsel is the draftsman of this Lease. All references to days in this Lease and any Exhibits or Addenda hereto mean calendar days, not working or business days, unless otherwise stated.

Section 12.3       Tenant’s Authority.  Tenant warrants and represents unto Landlord that (a) Tenant is a duly organized and validly existing legal entity, in good standing and qualified to do business in the state in which the Building is located, with no proceedings pending or contemplated for its dissolution or reorganization, voluntary or involuntary, (b) Tenant has full right, power and authority to execute, deliver and perform this Lease, (c) the person executing this Lease on behalf of Tenant is authorized to do so, and (d) upon execution of this Lease by Tenant, this Lease shall constitute a valid and legally binding obligation of Tenant.

Section 12.4       No Brokers. Landlord and Tenant warrant and represent to the other that it has not dealt with any real estate broker and/or salesman (other than Nicklies Development, who represented Landlord) in connection with the negotiation or execution of this Lease and no such broker or salesman has been involved in connection with this Lease, and each party agrees to defend, indemnify and hold harmless the other party from and against any and all costs, expenses, attorneys’ fees or liability for any compensation, commission and charges claimed by any real estate broker and/or salesman (other than the aforesaid brokers) due to acts of such party or such party’s representatives.

Section 12.5       Consents by Landlord.  In all circumstances under this Lease where the prior consent or permission of Landlord is required before Tenant is authorized to take any particular type of action, except as specifically provided in this Lease, such consent must be in writing and the matter of whether to grant such consent or permission shall not be unreasonably withheld, conditioned or delayed by Landlord unless otherwise provided herein.  With respect to any provision of this Lease which provides that Landlord shall not unreasonably withhold or unreasonably delay any consent or any approval, Tenant, in no event, shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives any claim for money damages; nor shall Tenant claim any money damages by way of setoff, counterclaim or defense, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed any consent or approval; but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.  Notwithstanding the foregoing, in the event Landlord is adjudicated to have acted in bad faith in withholding Landlord’s consent or approval to any requested action by Tenant hereunder, then in addition to specific performance, Tenant shall be entitled to recover from Landlord Tenant’s actual damages resulting from Landlord’s bad faith actions.

Section 12.6       Independent Covenants. The obligation of Tenant to pay Rent and other monetary obligations provided to be paid by Tenant under this Lease and the obligation of Tenant to perform Tenant’s other covenants and duties under this Lease constitute independent, unconditional obligations of Tenant to be performed at all times provided for under this Lease, save and except only when an abatement thereof or reduction therein is expressly provided for in this Lease and not otherwise.

Section 12.7      Attorneys’ Fees and Other Expenses.  In the event either party hereto defaults in the faithful performance or observance of any of the terms, covenants, provisions, agreements or conditions contained in this Lease, the party in default shall be liable for and shall pay to the nondefaulting party all expenses incurred by such party in enforcing any of its remedies for any such default, including, without limitation reasonable attorneys’ fees and expenses.

Section 12.8       Recording.  Neither Landlord nor Tenant shall record this Lease, but a short‑form memorandum hereof may be recorded at the request of either party (at the sole cost of the requesting party).

Section 12.9       Disclaimer, Waiver of Jury Trial.  LANDLORD AND TENANT EXPRESSLY ACKNOWLEDGE AND AGREE, AS A MATERIAL PART OF THE CONSIDERATION FOR LANDLORD’S ENTERING INTO THIS LEASE WITH TENANT, THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, LANDLORD HAS MADE NO WARRANTIES TO TENANT AS TO THE USE OR CONDITION OF THE PREMISES OR THE PROJECT, EITHER EXPRESS OR IMPLIED, AND LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES OR THE PROJECT ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE OR ANY OTHER WARRANTY (EXPRESS OR IMPLIED) REGARDING THE PREMISES OR THE PROJECT. EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, LANDLORD AND TENANT EXPRESSLY AGREE THAT THERE ARE NO, AND SHALL NOT BE ANY, IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND ARISING OUT OF THIS LEASE, ALL SUCH OTHER EXPRESS OR IMPLIED WARRANTIES IN CONNECTION HEREWITH BEING EXPRESSLY DISCLAIMED AND WAIVED.

LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT, LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL, TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME HAS EXECUTED THIS LEASE.

Section 12.10     No Access to Roof. Tenant shall have no right of access to the roof of the Premises except Tenant’s maintenance personnel or third party contractors may have access to the extent required for necessary maintenance; provided, however, Tenant shall not make any roof penetrations unless same (a) are performed by Landlord’s roof contractor at Tenant’s sole cost and expense, and (b) do not violate or void any warranties related to the roof.

Section 12.11     No Accord or Satisfaction.   No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest Rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

Section 12.12     Acceptance. The submission of this Lease by Landlord does not constitute an offer by Landlord or other option for, or restriction of, the Premises, and this Lease shall only become effective and binding upon Landlord, upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

Section 12.13    Waiver of Counterclaim.  Each party hereby waives the right to interpose any non-compulsory counterclaim of whatever description in any summary proceeding.

Section 12.14     Time is of the Essence.  Time is of the essence of this Lease. Unless specifically provided otherwise, all references to terms of days or months shall be construed as references to calendar days or calendar months, respectively.

Section 12.15     Counterparts.   This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 12.16     Execution and Delivery of Lease.  This Lease shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

Section 12.17     Real Estate Investment Trust. During the term of this Lease, should a real estate investment trust become Landlord hereunder, all provisions of this Lease shall remain in full force and effect except as modified by this paragraph. If Landlord in good faith determines that its status is a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as heretofore or hereafter amended, will be jeopardized because of any provision of this Lease, Landlord may request reasonable amendments to this Lease and Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such amendments do not (a) increase the monetary obligations of Tenant pursuant to this Lease or (b) in any other manner adversely affect Tenant’s interest in the Premises.

Section 12.18     Quiet Enjoyment.   Subject to the Subleases, Landlord covenants that it will put Tenant into complete and exclusive possession of the Premises as herein provided, and that, if Tenant shall pay the rent and perform all the covenants and provisions of this Lease to be performed by Tenant, Tenant shall during the Term of this Lease, peaceably and quietly occupy and enjoy the full possession of the Premises hereby leased, and the tenements hereditaments and appurtenances thereto belonging and the rights and privileges herein granted without hindrance by anyone claiming by, through or under Landlord.

Section 12.19     Extension Options.

(a)          So long as this Lease is in full force and effect and Tenant is not in default beyond any applicable notice and cure period in the performance of any of the covenants or terms and conditions of this Lease at the time of notification to Landlord or at the time of commencement of the Extension Period, as that term is hereinafter defined, Tenant shall have the option (the “Extension Option”) to extend the Term for the entire Premises for three (3) additional periods of five (5) years each (each, an “Extension Period”).  To exercise an Extension Option, Tenant shall give Landlord written notice of its exercise thereof at least twelve (12) months prior to the expiration of the initial Term or then-current Extension Period, as applicable.  Each Extension Period shall commence upon the expiration of the initial Term or immediately prior Extension Period, as applicable, and shall be upon the same terms and conditions of this Lease, except that the Base Rent during the first year of the first Extension Period shall be adjusted to the Fair Market Rent as provided below and thereafter (including during the second and third Extension Periods, if exercised) shall increase annually by three percent (3%).

For the purposes of this Section 12.19, the phrase “Fair Market Rent” shall mean the most probable annual rent that the Project would lease for on the open market in Louisville, Kentucky at the time of the exercise of the Extension Option (except as otherwise expressly described in this Section 12.19).  Landlord and Tenant shall have sixty (60) days (the “Negotiation Period”) after Landlord receives notice from Tenant that it has exercised its first Extension Option, to agree on the Fair Market Rent for the first year of the first Extension Period. If Landlord and Tenant cannot agree on the Fair Market Rent within the Negotitation Period, then within fifteen (15) days thereafter: (A) each party shall hire an appraiser to provide an opinion of what the Fair Market Rent should be in accordance with all of the terms and conditions of this Section 12.19; and (B) the parties shall agree upon a third appraiser, who shall determine which of the parties’ appraisals shall be used to set the Fair Market Rent for the first year of the first Extension Period.  If it becomes necessary for the parties to engage appraisers to determine the Fair Market Rent, then: (A) each party shall be responsible for paying its own appraiser in accordance with the terms of a separate agreement to be entered into by that party and their appraiser, and (B) Landlord and Tenant shall each be responsible for paying one-half (½) of the fees due to the third appraiser, in accordance with the terms of an agreement to be entered into by all three parties.

On or by the sixtieth (60th) day after the expiration of the Negotiation Period (the “Appraisal Submission Deadline”), Landlord and Tenant shall each submit a copy of their appraiser’s Appraisal Report to the other party and the third appraiser.

The third appraiser shall determine which of the two appraisals contains the Fair Market Rent that is closer to the third appraiser’s independent estimate of the Fair Market Rent. The third appraiser must select the Fair Market Rent as set forth on one of the two appraisals submitted by Landlord and Tenant, and cannot attempt to reconcile, compromise, change, or modify, in any way, any of the Fair Market Rent conclusions of either such appraisal. Within thirty (30) days after the Appraisal Submission Deadline, the third appraiser will produce a written opinion stating with reasonable specificity the Fair Market Rent he or she selected and such Fair Market Rent shall be used as Base Rent hereunder for the first year of the first Extension Period (which amount shall increase three percent (3%) annually thereafter (including during the second and third Extension Periods, if exercised)).

Notwithstanding anything to the contrary contained in this Section 12.19, in no event shall the Fair Market Rent due and payable by Tenant to Landlord during the first year of the first Extension Period be less than ninety percent (90%) of the annual Base Rent payable by Tenant to Landlord during the last year of the initial Term of this Lease or more than one hundred ten percent (110%) of the annual Base Rent payable by Tenant to Landlord during the last year of the initial Term of this Lease.

(b)         Tenant shall accept the Premises in their existing condition (on an “as is” basis) upon the commencement of the Extension Period(s) and Landlord shall have no obligation to grant or pay any allowance, abatement or concession of any kind with respect to the Premises. Tenant shall have no option to renew or extend this Lease beyond the expiration of the Extension Period(s).

—Signatures Appear on Following Page—

IN TESTIMONY WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

PARAGON CENTRE HOLDINGS, LLC,
a Kentucky liability company

By:	/s/ David W. Nicklies
David W. Nicklies, Manager

TENANT:

TEXAS ROADHOUSE HOLDINGS LLC,
a Kentucky limited liability company

By:	Texas Roadhouse, Inc.,
a Delaware corporation,
its Manager

	By:	/s/ Tonya Robinson
	Name:	Tonya Robinson
	Title:	CFO

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

Tract 1 - Paragon Centre One:

Beginning at an iron pin (fnd) at the Northern most corner of Tract C as conveyed to Louisville Dutchmans Lane Associates, Ltd, as recorded in Deed Book 5396, Page 960, in the Office of the Clerk of Jefferson County, Kentucky; said point being in the Southerly right of way line of Dutchmans Lane; thence South 54 degrees 52 minutes 12 seconds West, 73.00 feet to an iron pin (fnd) and the true point of beginning; thence leaving Dutchmans Lane, South 70 degrees 48 minutes 13 seconds East, 125.16 feet to an iron Pin (fnd); thence South 35 degrees 07 minutes 48 seconds East, 22.00 feet to an iron pin (fnd) thence South 53 degrees 03 minutes 20 seconds East, 164.96 feet to an iron pin (fnd); thence South 59 degrees 14 minutes 14 seconds East, 256.89 feet to an iron pin (fnd), in the Northerly line of the Watterson Expressway; thence South 35 degrees 15 minutes 42 seconds West, 116.76 feet to a steel pin (set); thence South 52 degrees 32 minutes 07 seconds West, 86.28 feet to an iron pin (fnd); thence South 59 degrees 00 minutes 49 seconds West, 166.65 feet to an iron pin (fnd); thence leaving said Northerly line of the Watterson Expressway, North 47 degrees 17 minutes 46 seconds West, 177.48 feet to a point; thence North 05 degrees 50 minutes 34 seconds West, 34.25 feet to a point; thence North 50 degrees 50 minutes 16 seconds West, 5.34 feet to a point; thence with an arc of a curve to the left having a radius of 11.00 feet and a single chord at North 73 degrees 20 minutes 26 seconds West, 8.43 feet to a point at the end of said curve; thence South 84 degrees 09 minutes 25 seconds West, 62.44 feet to a p.k. nail (set); thence North 50 degrees 50 minutes 34 seconds West, 24.00 feet to p.k. nail (set); thence North 39 degrees 09 minutes 26 seconds East, 18.32 feet to a x-cut (set); thence with the arc of a curve to the left having a radius of 12.00 feet and a single chord at North 06 degrees 36 minutes 16 seconds West, 17.20 feet to a x-cut (set) at the end of said curve; thence with the arc of a curve having a radius of 867.00 feet and a single chord at North 48 degrees 27 minutes 20 seconds West, 118.26 feet to a x-cut (set) at the end of said curve; thence North 46 degrees 11 minutes 52 seconds West, 112.93 feet to a x-cut (set); thence North 35 degrees 07 minutes 48 seconds West, 31.00 feet to a p.k. nail (set) in the Southerly line of Dutchmans Lane; thence north 54 degrees 52 minutes 12 seconds East, 245.07 feet along said line of Dutchmans Lane to an iron pin (fnd) and the true point of beginning.

Tract 2 - Paragon Centre Two:

Beginning at an iron pipe (fnd) at the intersection of the Southerly line of Dutchmans Lane as established by Deed as recorded in Deed Book 1238, Page 397, in the Office of the Clerk of Jefferson County, Kentucky, with the Southwesterly line of the tract conveyed to Linda L. Despain by Deed recorded in Deed Book 6865, Page 799, in the Office aforesaid; thence with said Southerly line of Dutchmans Lane along the arc of a curve to the left having a radius of 216.33 feet and the following chords: South 66 degrees 19 minutes 48 seconds East, 43.05 feet to an iron pin (set); South 78 degrees 40 minutes 38 seconds East, 50.00 feet to a steel pin (set); North 88 degrees 03 minutes 02 seconds East, 50.00 feet to a steel pin (set); North 74 degrees 46 minutes 42 seconds East, 50 feet, to a steel pin (set);North 61 degrees 30 minutes 22 seconds East, 50.00 feet to a steel pin (set) at the end of said curve; thence North 54 degrees 52 minutes 12 seconds East, 46.50 feet to a p.k. nail (set); thence leaving said Southerly line of Dutchmans Lane, South 35 degrees 07 minutes 48 seconds East, 31.00 feet to a x-cut (set); thence South 46 degrees 11 minutes 52 seconds East, 112.93 feet to a x-cut (set); thence with the arc of a curve to the left having a radius of 867.00 feet, and a single chord at South 48 degrees 27 minutes 20 seconds East, 118.26 feet to a x-cut (set) at the end of said curve; thence with the arc of a curve to the right having a radius of 12.00 feet and a single chord at South 06 degrees 36 minutes 16 seconds East, 17.20 feet to a x-cut (set) at the end of said curve; thence South 39 degrees 09 minutes 26 seconds West, 18.32 feet to a p.k. nail (set); thence South 50 degrees 50 minutes 34 seconds East, 24.00 feet to a p.k. nail (set); thence North 84 degrees 09 minutes 25 seconds East, 62.44 feet to a point; thence with the arc of a curve to the right having a radius of 11.00 feet and a single chord at South 73 degrees 20 minutes 26 seconds East, 8.43 feet to a point at the end of said curve; thence South 50 degrees 50 minutes 16 seconds East, 5.34 feet to a point; thence South 05 degrees 50 minutes 34 seconds East, 34.25 feet to a point; thence South 47 degrees 17 minutes 46 seconds East, 177.48 feet to an iron pin (fnd) in the Northerly line of the Watterson Expressway; thence South 59 degrees 00 minutes 48 seconds West, 308.38 feet to a steel pin (set); thence South 89 degrees 00 minutes 27 seconds West, 77.43 feet to an iron pipe (fnd); thence leaving said line of the Watterson Expressway, North 33 degrees 22 minutes 13 seconds West, 603.54 feet to an iron pin (fnd) and the point of beginning.

Being the same property acquired by PARAGON CENTRE HOLDINGS, LLC, a Kentucky limited liability company, by Special Warranty Deed dated January 29, 2004, of record in Deed Book 8348, Page 292, in the Office of the Clerk of Jefferson County, Kentucky.

EXHIBIT B

EXISTING LEASES

1.    One Paragon Centre: Lease Agreement by and between Paragon Centre Holdings, LLC, as Landlord and Texas Roadhouse Holdings, LLC, as Tenant, dated December 11, 2012, as amended by First Amendment to Lease dated January 10, 2013; by Second Amendment to Lease dated February 11, 2015; Third Amendment to Lease dated January 25, 2016; by Fourth Amendment to Lease Agreement dated January 13, 2017; by Fifth Amendment to Lease Agreement dated November 2, 2017; by Sixth Amendment to Lease Agreement dated June 27, 2018; and by Seventh Amendment to Lease Agreement dated August 30, 2018.

2.    Two Paragon Centre - Amended and Restated Lease Agreement by and between Paragon Centre Holdings, LLC and Texas Roadhouse Holdings, LLC dated January 1, 2006, as amended by Letter Agreement dated February 23, 2006; by Letter Agreement dated December 18, 2006; by First Amendment to Lease dated December 27, 2006; by Second Amendment to Lease dated May 10, 2007; by Third Amendment to Lease dated September 7, 2007; by Fourth Amendment to Lease dated July 22, 2009, and by Fifth Amendment to Lease dated November 15, 2013.

EXHIBIT C

BUILDING RULES AND REGULATIONS

1.           Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be used for the disposal of trash, be obstructed by Tenant or be used by Tenant for any purpose other than ingress and egress to and from the Premises and for going from one part of the Building to another part of the Building.

2.           Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant shall be paid by such Tenant and Landlord shall not in any case be responsible therefor.

3.           Signs, advertisements, or notices visible in or from public corridors or from outside the Building shall be subject to Landlord’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

4.           Intentionally Omitted.

5.           Movement in or out of the Building of furniture, office equipment, safes and other heavy equipment, or the dispatch or receipt by Tenant of any bulky material or merchandise, or materials which require use of elevators or stairways or movement through the Building entrances or lobby, shall be under the supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance. Such prearrangement, to be initiated by Tenant, will include determination by Landlord as to the time, method, and routing of such movement and as to limitations for safety or other concerns. Tenant assumes all risks of damage to articles moved and injury to persons engaged or not engaged in such movement. Tenant shall be liable to personnel of Landlord damaged or injured as a result of acts in connection with carrying out this service for Tenant, and Landlord shall not be liable for the acts of any person engaged in, or any damage or loss to any property or persons resulting from any act in connection with, such service performed for Tenant.

6.           Building management shall have the right and authority to prescribe the maximum weight and position of safes and other heavy equipment, which may overstress any portion of a floor. All damages done to the Building by taking in or putting out any property of Tenant, or done by Tenant’s property while in the Building, shall be repaired at the expense of Tenant.

7.          Corridor doors, when not in use, shall be kept closed.

8.           Tenant space visible from a public area must be kept neat and clean.

9.           Should Tenant require telegraphic, telephonic, annunciator, or other communication services, Landlord will direct the electricians as to where and how wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct. Electric current shall not be used for power or heating without Landlord’s prior written permission.

10.         No animals shall be brought into or kept in, on, or about the Building.

11.         All routine deliveries to the Premises using the elevators shall be with wall and floor padding in place.

12.         All elevator lobbies are to be kept neat and clean. The disposal of trash or storage of materials in these areas by Tenant is prohibited.

13.         Intentionally Omitted.

14.         Tenant will comply with all security procedures during business hours and after hours and on weekends.

15.         Intentionally Omitted.

16.         No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord (which permitted area shall include the restaurant located within the Connector Building), and Tenant shall comply with all applicable building and fire codes relating thereto.

17.         Intentionally Omitted.

18.         No smoking shall be permitted within the interior of the Premises. Smoking shall only be permitted in areas expressly designated by Landlord from time to time.

19.         Without limiting Tenant’s obligations elsewhere under this Lease, Tenant shall provide the following services and maintenance at its sole cost and expense with respect to any restaurant or other food service operation in the Premises:

(a)          Tenant shall cause extermination services, including treatment for insects, spiders, rats, mice, and other rodents, to be provided to the Premises by a reputable exterminator on a monthly basis, or more often as Landlord, in Landlord’s reasonable discretion, may require, at Tenant’s expense.

(b)         In order to eliminate the problem of sewer back‑ups and health hazards, Tenant shall establish a cleaning program with respect to all grease traps serving the Premises, which shall contain frequent cleaning in a commercially manner determined by Tenant.  In addition to the quarterly cleaning of the grease traps, Tenant shall use “Cloroben PT” or a similar type of chemical in all drain lines, in accordance with the manufacturer’s recommendations, to help dissolve any grease build‑up.  Tenant shall provide Landlord with copies of its cleaning contract for its grease traps and its extermination contracts with ten (10) days following Landlord’s written request. Without limitation of any of the foregoing, Tenant shall do whatever is necessary in order to maintain properly the grease trap and prevent, at all times, any overflow or discharge of grease at the surface of the grease trap manhole.  The grease trap and all plumbing pipes shall be rooted and cleaned regularly and as often as necessary to prevent clogging or discharge.  In the event of any such overflow or discharge, Tenant shall be responsible for all costs of cleanup of the overflow or discharge, including all costs of removing grease, and repair, restoration or replacement of property damaged by such overflow or discharge.

(c)          The kitchen exhaust systems, including roofing hoods, ducts and fans used in connection with the kitchen operation, whether located in or outside of the Premises, shall be maintained by Tenant in good condition so as to meet the highest standard of cleanliness and health.  Tenant shall establish a regular cleaning program with respect thereto, which shall contain frequent cleaning in a commercially manner determined by Tenant. Tenant shall provide Landlord with a copy of its cleaning contract for the exhaust system upon written request.  Tenant shall do whatever is necessary in order to properly maintain the exhaust system.  In the event of discharge, Tenant shall be responsible for all costs of clean up, including all costs of repair, restoration or replacement of property damaged by such discharge.  Tenant’s cleaning contract shall provide for grease deposit removal from all surfaces.

(d)         Tenant shall store all trash and other waste in odor and vermin proof containers, such containers to be kept in temperature controlled areas not visible to members of the public.  Tenant shall, at Tenant’s expense, attend to the frequent disposal of such materials.  Trash removal must be done by Tenant.

(e)          Tenant shall make the following items part of a continuing maintenance program in order to reduce the possibility of fire, and shall provide Landlord with written documentation of compliance upon written request:

(i)          Cooking hood filters and/or grease extractors should be cleaned in a commercially manner determined by Tenant.

(ii)         The entire exhaust system should be inspected by a properly trained, qualified, and certified company or person in a commercially manner determined by Tenant.

(iii)        After inspection, if components are found to be contaminated with deposits from grease laden vapors, the entire exhaust system (hoods, grease removal devices, fans, ducts, and other included appurtenances) shall be cleaned by a properly trained, qualified and certified company or person.  A certificate of service shall be provided by any contracted service, and shall be delivered to Landlord upon request.

20.         Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its good faith judgment shall from time to time be needed for the safety, protection, care and cleanliness of the Project, the operation thereof, the preservation of good order therein, and the protection and comfort of the tenants and their agents, employees, and invitees, which rules and regulations, when made and written notice thereof is given to Tenant, shall be binding upon Tenant in like manner as if originally herein prescribed.

EXHIBIT D

PROPOSED CONNECTOR BUILDING

EXHIBIT E

SUBLEASES

1.    Lease Agreement by and between Paragon Centre Holdings, LLC, as Landlord and CB Commercial/Nicklies & Company DBA CB Richard Ellis/Nicklies, as Tenant, dated March 1, 2005, as amended by First Amendment to Lease dated September 30, 2005; by Second Amendment to Lease dated October 4, 2007; by Third Amendment to Lease dated October 7, 2009; by Expansion Letter dated August 5, 2010; by Commencement Letter dated December 7, 2010; by the Assignment and Assumption of Lease dated September 12, 2014 by CB Richard Ellis Louisville, LLC as successor in interest to CB Commercial/Nicklies & Company, LLC dba CB Richard Ellis/Nicklies, and CBRE, Inc., and by Fourth Amendment to Lease dated October 20, 2015.

2.    Lease Agreement by and between Paragon Centre Holdings, LLC, as Landlord and Nicklies & Co., as Tenant, dated September 1, 2018, as affected by a Sublease of even date to English Construction.

EXHIBIT F

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into as of October ___, 2018 by and between Paragon Centre Holdings, LLC (“Assignor”), and Texas Roadhouse Holdings LLC, a Kentucky limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is the landlord under the lease agreements described on Exhibit A attached hereto and made a part hereof (collectively, the “Subleases”); and

WHEREAS, Assignor desires to convey, transfer, and assign to Assignee all of Assignor’s right, title, and interest in and to the Subleases.

NOW, THEREFORE, in consideration of the premises, and of the covenants and conditions herein contained, the sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.           Assignment; Representations and Warranties of Assignor.  Assignor hereby assigns, sells, transfers, and conveys to Assignee all of Assignor’s right, title, and interest in, to and under the Subleases and any and all deposits relating thereto.  Assignor hereby indemnifies Assignee and agrees to hold Assignee harmless from all losses, expenses, claims, liabilities and costs, including, without limitation, reasonable attorneys’ fees, now or hereafter incurred by Assignee by reason of Assignor’s breach of, or default under, the Subleases first arising or accruing on or prior to the date of this Assignment.

2.           Acceptance of Assignment; Indemnity by Assignee.  Assignee hereby accepts the foregoing assignment, transfer and conveyance of the Subleases, and assumes and agrees to perform, observe, and discharge all of the duties, obligations, and undertakings of Assignor which may arise and accrue under the Subleases from and after the date hereof. Assignee further agrees to indemnify and hold Assignor harmless from all losses, expenses, claims, liabilities and costs, including, without limitation, reasonable attorneys’ fees, by reason of Assignor’s breach of, or default under, the Subleases first arising or accruing on or after the date of this Assignment.

3.           Assignment Binding.  This agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto.  The parties hereto shall execute and deliver such further and additional instruments and other documents as may be necessary or reasonably requested to evidence or carry out the provisions of this agreement.

<signatures appear on the next page>

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written.

ASSIGNOR:

PARAGON CENTRE HOLDINGS, LLC, a
Kentucky limited liability company

By:
David W. Nicklies, Manager

ASSIGNEE:

TEXAS ROADHOUSE HOLDINGS LLC,
a Kentucky limited liability company

By:	Texas Roadhouse, Inc.,
a Delaware corporation,
its Manager

By:
Name:
Title:

EXHIBIT A to ASSIGNMENT AND ASSUMPTION AGREEMENT

LIST OF SUBLEASES

EXHIBIT G

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into as of October ___, 2018 by and between Texas Roadhouse Holdings LLC, a Kentucky limited liability company (“Assignor”), and Texas Roadhouse, Inc., a Delaware corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is the tenant under that certain Paragon Centre Master Lease Agreement dated October ___, 2018 by and between Assignor and Paragon Centre Holdings, LLC (the “Master Lease”);

WHEREAS, Assignor is the landlord under those certain sublease agreements described on Exhibit A attached hereto and made a part hereof (collectively, the “Subleases”); and

WHEREAS, Assignor desires to convey, transfer, and assign to Assignee all of Assignor’s right, title, and interest in and to the Master Lease and Subleases, and Assignee desires to assume all obligations of Assignor thereunder.

NOW, THEREFORE, in consideration of the premises, and of the covenants and conditions herein contained, the sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.           Assignment; Representations and Warranties of Assignor.  Assignor hereby assigns, sells, transfers, and conveys to Assignee all of Assignor’s right, title, and interest in, to and under the Master Lease, Subleases and any and all deposits relating thereto.  Assignor hereby indemnifies Assignee and agrees to hold Assignee harmless from all losses, expenses, claims, liabilities and costs, including, without limitation, reasonable attorneys’ fees, now or hereafter incurred by Assignee by reason of Assignor’s breach of, or default under, the Master Lease or Subleases first arising or accruing on or prior to the date of this Assignment.

2.           Acceptance of Assignment; Indemnity by Assignee.  Assignee hereby accepts the foregoing assignment, transfer and conveyance of the Master Lease and Subleases, and assumes and agrees to perform, observe, and discharge all of the duties, obligations, and undertakings of Assignor under the Master Lease and Subleases.  Assignee further agrees to indemnify and hold Assignor harmless from all losses, expenses, claims, liabilities and costs, including, without limitation, reasonable attorneys’ fees, by reason of Assignor’s breach of, or default under, the Master Lease or Subleases first arising or accruing on or after the date of this Assignment.

3.           Notices.  Following the date of this Assignment, any and all notices due to Assignee under the Master Lease and Subleases shall be sent to the following address:   Texas Roadhouse, Inc., 6040 Dutchmans Lane, Louisville, Kentucky 40205, Attention:  Legal Department.

4.           Assignment Binding.  This agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto.  The parties hereto shall execute and deliver such further and additional instruments and other documents as may be necessary or reasonably requested to evidence or carry out the provisions of this agreement.

<signatures appear on the next page>

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written.

ASSIGNOR:

TEXAS ROADHOUSE HOLDINGS LLC,
a Kentucky limited liability company

By:	Texas Roadhouse, Inc.,
a Delaware corporation,
its Manager

By:
Name:
Title:

ASSIGNEE:

TEXAS ROADHOUSE, INC.,
A Delaware corporation

By:
Name:
Title:

EXHIBIT A to ASSIGNMENT AND ASSUMPTION AGREEMENT

LIST OF SUBLEASES